Exhibit 10.1

CREDIT AGREEMENT

dated as of

February 11, 2026

among

DRONE NERDS, LLC,

ANZU ROBOTICS, LLC,

the other Loan Parties party hereto,

and

JPMORGAN CHASE BANK, N.A.

i

ii

iii

CREDIT AGREEMENT dated as of February 11, 2026 (as it may be amended or modified from time to time, this “Agreement”), by and among DRONE NERDS, LLC, a Florida limited liability company (the “Company”), Anzu Robotics, LLC, a Delaware limited liability company (“Anzu”; the Company and Anzu, collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A. (the “Lender”).

The parties hereto agree as follows:

Article I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the capitalized terms shall have the meanings specified below:

“Account” has the meaning set forth in the UCC.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going concern business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted REVSOFR30 Rate” means an interest rate per annum equal to (a) the REVSOFR30 Rate plus (b) 0.10%; provided that (x) if the Adjusted REVSOFR30 Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement and (y) if the REVSOFR30 Rate shall not be available, then the Adjusted REVSOFR30 Rate shall be equal to the CB Floating Rate (unless an Alternate Rate shall have been established in accordance with Section 2.13).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.

“Alternate Rate” has the meaning assigned to such term in Section 2.13(c).

“Ancillary Document” has the meaning assigned to such term in Section 8.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any of the Borrowers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the applicable caption below, based upon the Category Criteria as of the most recent determination date, provided, that the “Applicable Margin” shall be the applicable rates per annum set forth below in Category 1 during the period from the Effective Date to, and including, the last day of the calendar month of the Borrowers ending on or about February 28, 2026

Category Criteria - Availability	Revolver CB Floating Rate CBFR Spread	Revolver REVSOFR30 CBFR Spread	Commitment Fee Rate
Category 1: Availability is greater than or equal to fifty percent (50%) of the Revolving Commitment	2.00%	2.00%	0.375%
Category 2: Availability is Less than fifty percent (50%) of the Revolving Commitment	2.00%	2.00%	0.25%

For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each calendar month of the Company based upon the Borrowers’ Average Monthly Availability and (b) each change in the Applicable Margin resulting from a change in the Category Criteria shall be effective during the period commencing on and including the first day of such calendar month of the Company and ending on the last day of such calendar month, it being understood and agreed that, for purposes of determining the Applicable Margin on the first day of any calendar month of the Company, the Average Monthly Availability during the most recently ended calendar month of the Company shall be used, provided that the Category Criteria shall be deemed to be in Category 1 at the option of the Lender if the Borrowers fail to deliver any Borrowing Base Certificate or related information required to be delivered by them pursuant to Section 5.01 during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate and related information is delivered.

If at any time the Lender determines that any Borrowing Base Certificate, or any related information provided by the Borrowers, on which Availability and/or such Average Monthly Availability and the corresponding Applicable Margin was determined, as applicable, was incorrect (whether based on a restatement, fraud or otherwise), the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such Borrowing Base Certificate or related information based upon which Availability and/or such Average Monthly Availability was determined had been accurate at the time it was delivered.

For purposes of this Agreement, “Average Monthly Availability” means, for any calendar month of the Borrowers, an amount equal to the average daily Availability during such calendar month, as determined by the Lender’s system of records; provided that, in order to determine Availability on any day for purposes of this definition, each Borrower’s Borrowing Base for such day shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Lender pursuant to Section 5.01 and posted to the Lender’s system of records.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.20(a).

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base minus (b) the Revolving Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitment (and, if such day is not a Business Day, then on the immediately preceding Business Day).

“Available Revolving Commitment” means, at any time, the Revolving Commitment minus the Revolving Exposure.

“Banking Services” means each and any of the following bank services provided to any Loan Party or its Subsidiaries by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, cash pooling services, and interstate depository network services), and (e) Lease Financing.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services, provided, however, Banking Services Obligations in respect of Lease Financing shall be limited to Lease Deficiency Obligations.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the REVSOFR30 Rate:

(i) a public statement or publication of information by or on behalf of the CME Term SOFR Administrator (or any successor administrator of the REVSOFR30 Rate or the published component used in the calculation thereof) announcing that such CME Term SOFR Administrator has ceased or will cease to provide the REVSOFR30 Rate (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the REVSOFR30 Rate (or such component thereof); or

(ii) a public statement or publication of information by the NYFRB, the Federal Reserve Board, or, as applicable, the regulatory supervisor for the CME Term SOFR Administrator, an insolvency official with jurisdiction over the CME Term SOFR Administrator, a resolution authority with jurisdiction over the CME Term SOFR Administrator, or a court or an entity with similar insolvency or resolution authority over the CME Term SOFR Administrator, in each case, which states that the CME Term SOFR Administrator (or any successor administrator of the REVSOFR30 Rate, or the published component used in the calculation thereof) has ceased or will cease to provide the REVSOFR30 Rate (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the REVSOFR30 Rate (or such component thereof); or

(iii) a public statement or publication of information by the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, or the regulatory supervisor for the CME Term SOFR Administrator (or any successor administrator of the REVSOFR30 Rate, or the published component used in the calculation thereof), announcing that the REVSOFR30 Rate (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to the REVSOFR30 Rate if a public statement or publication of information set forth above has occurred with respect to the REVSOFR30 Rate.

“Beneficial Ownership Certification” means a certification regarding the beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” or “Borrowers” has the meaning assigned to such term in the introductory paragraph hereof.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article X.

“Borrowers’ Accountants” means BDO USA, independent public accountants or any other firm of independent public accountants selected by the Borrowers that is reasonably acceptable to Lender.

“Borrowing” means (a) Revolving Borrowing, (b) a Protective Advance, and (c) in the case of any other Loan made pursuant to Section 2.01, any such Loan made on the same date.

“Borrowing Base” means, at any time, the sum of (a) without duplication of any amounts included in clause (b) below, 85% of the Borrowers’ Eligible Non-Investment Grade Accounts at such time, plus (b) without duplication of any amounts included in clause (a) above, 90% of the Borrowers’ Eligible Investment Grade Accounts at such time, plus (c) the least of (i) 75% of the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determine on a first-in-first-out basis, at such time and (ii) the product of 85% multiplied by the NOLV Percentage identified in the most recent inventory appraisal ordered by the Lender multiplied by the Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (d) Reserves. The Lender may, in its Permitted Discretion and in consultation with and up to at least ten (10) days’ prior written notice to the Borrower Representative, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base; provided, however, that notwithstanding anything in the definitions of Eligible Inventory and Eligible Accounts which would serve to exclude acquired Accounts or Inventory, Inventory and Accounts acquired pursuant to an Acquisition permitted hereunder shall constitute Eligible Inventory or Eligible Accounts, respectively, for the 90-day period following the consummation of the applicable Acquisition to the extent (i) such Inventory or Accounts, as applicable, contributes no more than 25% of the aggregate Borrowing Base at any time and (ii) such Inventory or Accounts, as applicable, would otherwise qualify as Eligible Inventory or Eligible Accounts, respectively.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in form which is acceptable to the Lender in its sole discretion.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03.

“Burdensome Restriction” means any consensual encumbrance or restriction of the type described in Section 6.10.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, when determining the REVSOFR30 Rate or any notice period required in connection therewith, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” means at all times.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CB Floating Rate” means an interest rate per annum equal to the greater of the Prime Rate or 2.5%. Any change in the CB Floating Rate due to a change in the Prime Rate shall be effective from and including the effective date of such change in the Prime Rate.

“CBFR”, when used in reference to: (a) a rate of interest, refers to the Adjusted REVSOFR30 Rate, unless the REVSOFR30 Rate shall not be available at such time (unless an Alternate Rate shall have been established in accordance with Section 2.13), then it refers to the CB Floating Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted REVSOFR30 Rate or the CB Floating Rate.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code in which any Loan Party is a United States shareholder within the meaning of Section 951(b) of the Code.

“CFC Holdco” means any Domestic Subsidiary substantially all of the assets of which constitute the Equity Interests of CFCs.

“Change in Control” means (a) XTI Parent shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created under the Collateral Documents and Permitted Liens), Equity Interests representing at least 75% of the outstanding voting power and economic interests of the Parent on a fully diluted basis; or (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were not (i) directors of the Parent on the date of this Agreement, nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Parent, (ii) approved by the board of directors of the Parent as director candidates prior to their election, nor (iii) appointed by directors so nominated, appointed or approved; or (c) the Parent shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created under the Collateral Documents), Equity Interests representing 100% of the outstanding voting power and economic interests of each other Loan Party on a fully diluted basis.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by the Lender (or, for purposes of Section 2.14(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is a Revolving Loan, Protective Advance or Loan of another Class made pursuant to Section 2.01.

“Closing Fee” has the meaning set forth in Section 2.11.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become, or be intended to be, subject to a security interest or Lien in favor of the Lender, on behalf of the Secured Parties, to secure all or any part of the Secured Obligations; provided that the Collateral shall not include any Excluded Property.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Deposit Account” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, any Mortgages, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure all or any part of the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Lender.

“Collection Account” has the meaning assigned to such term in Section 2.09(b).

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Commercial LC Exposure Amount” means $2,000,000.

“Commitment” means the sum of the Revolving Commitment and any other commitment to make Loans pursuant to Section 2.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning assigned to such term in the introductory paragraph hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Controlled Disbursement Account” means a specially designated account of the Borrowers maintained with the Lender as a cash management account with a unique ABA routing number which effectively limits the number and frequency of daily check presentments pursuant to and under any agreement between a Borrower and the Lender, as modified and amended from time to time, and through which all or substantially all check disbursements of a Borrower, any Loan Party and any designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Cure Amount” has the meaning assigned to such term in Section 6.14.

“Cure Right” has the meaning assigned to such term in Section 6.14.

“DDA Access Product” means the bank service provided to any Loan Party by the Lender, or its successor, in its sole discretion consisting of direct access to schedule payments from the Funding Account by electronic, internet or other access mechanisms that may be agreed upon from time to time by the Lender, or its successor, and the funding of such payments under the Loan Borrowing Option in the DDA Access Product Agreement.

“DDA Access Product Agreement” means the Lender’s Treasury Services End of Day Investment & Loan Sweep Service Terms, as in effect on the date of this Agreement, as the same may be amended from time to time.

“DDA Funding” has the meaning assigned to such term in Section 2.03(a).

“DDA Funding Date” has the meaning assigned to such term in Section 2.03(a).

“DDA Settlement Date” has the meaning assigned to such term in Section 2.03(a).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Section 3.06 of the Disclosure Certificate.

“Disclosure Certificate” means the disclosure certificate prepared, executed and delivered by the Loan Parties to the Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” shall mean any Equity Interests which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the final maturity date of the Loans at the time of issuance (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event would result in the prior payment in full in cash of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), the termination of all commitments to lend under this Agreement, and the termination of this Agreement), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the final maturity date of the Loans at the time of issuance, or (c) is entitled to receive scheduled dividends or distributions in cash (except for distributions for taxes attributable to the operations of the business) prior to the time that the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash.

“Dividing Person” has the meaning assigned to such term in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning set forth in the UCC.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income taxes for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary, unusual and/or non-recurring charges for such period, (v) any non-cash charges for such period (but excluding any extraordinary non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), (vi) fees, costs and expenses relating to the Transactions and/or Loan Documents, (vii) any fees, costs, expenses or charges, related to any consummated or unconsummated Permitted Acquisition, (viii) any net cost savings, operating expense reductions, other operating improvements and cost synergies related to any Permitted Acquisition consummated on or after the Effective Date, in each case, projected by the Borrowers in good faith to be realized within twelve (12) months after such transaction is consummated as a result of specified actions taken in connection therewith, net of the amount of actual benefits realized during such period; provided that such net cost savings, operating expense reductions, other operating improvements and cost synergies are reasonably expected and factually supportable (in the good faith determination of the Borrowers), and are certified as such by a Responsible Officer of Borrower Representative; provided further, that the aggregate of all amounts added back pursuant to clauses (vii) and (viii) hereof, for any LTM Period, shall not exceed an amount equal to twenty percent (20%) of EBITDA for such period (before giving effect to such add backs), minus (b) without duplication and to the extent included in Net Income, any extraordinary gains and any non-cash items of income for such period, all calculated for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that EBITDA for any period shall be determined on a Pro Forma Basis to give effect to any Permitted Acquisitions, in each case as if such transaction occurred on the first day of such period.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Effective Date Distribution” means a one-time distribution or payment to be made by the Borrowers to the Parent (or its direct or indirect parent) on or about the Effective Date in an aggregate amount not to exceed $10,500,000 in respect of prior loans made by XTI Parent (or its subsidiaries) to the Borrowers prior to the Effective Date in respect of (i) general working capital requirements of the Company and (ii) the repayment by the Borrower of indebtedness owed to Banesco USA or its Affiliates.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrowers, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Lender or any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of a Borrower which the Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit hereunder. Without limiting the Lender’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Lender;

(b) which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

(c) (i) with respect to which the scheduled due date (the “Account Due Date”) is more than 60 days (or, in the case of (x) Target Corporation and its Affiliates, 75 days, or (y) Walmart Inc. and its Affiliates (including, without limitation, Sam’s Club and Walmart.com) 90 days) after the date of the original invoice (the “Account Invoice Date”) therefor, (ii) which is unpaid more than 90 days (or, in the case of Target Corporation and its Affiliates, 120 days) after the Account Invoice Date or more than 60 days after the Account Due Date, or (iii) which has been written off the books of the Borrowers or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (i) such Borrower exceeds 25% of the aggregate amount of Eligible Accounts of such Borrower or (ii) all Borrowers exceeds 25% (or, in the case of Target Corporation and its Affiliates, 30%) of the aggregate Eligible Accounts;

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable, to pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. (including any territory thereof) or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender;

(m) which is owed in any currency other than dollars;

(n) which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender, or (ii) any government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect or protect the Lien of the Lender in such Account, have been complied with to the Lender’s satisfaction;

(o) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p) which, for any Account Debtor, exceeds a credit limit determined by the Lender in its Permitted Discretion, to the extent of such excess;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which such Borrower is indebted, but only to the extent of such indebtedness, or is subject to any security deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent thereof;

(s) which is evidenced by any promissory note, chattel paper, or instrument;

(t) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(u) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Borrower has or has had an ownership interest in such goods, or which indicates any party other than a Borrower as payee or remittance party;

(x) which was created on cash on delivery terms; or

(y) which the Lender determines may not be paid by reason of the Account Debtor’s inability to pay or which the Lender otherwise determines is unacceptable in its Permitted Discretion.

In the event that an Account of a Borrower which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or the Borrower Representative shall notify the Lender thereof promptly after such Borrower or Borrower Representative has knowledge such Account ceases to be an Eligible Account and this shall be reflected on the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Borrower, the face amount of an Account may, in the Lender’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.

“Eligible Investment Grade Accounts” means, at any time, any Eligible Accounts of any Borrower if the Account Debtor in respect of such Eligible Accounts is an Investment Grade Account Debtor.

“Eligible Inventory” means, at any time, the Inventory of a Borrower which the Lender determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Lender’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Lender;

(b) which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

(c) which is, in the Lender’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business, or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true, or which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is unfinished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or is in transit, other than Eligible In-Transit Inventory;

(h) which is located in any location leased by such Borrower unless (A) (i) the lessor has delivered to the Lender a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Lender in its Permitted Discretion and (B) at least $100,000 of Inventory of the Borrowers is located at such location;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (A) (i) such warehouseman or bailee has delivered to the Lender a Collateral Access Agreement and such other documentation as the Lender may require or (ii) an appropriate Reserve has been established by the Lender in its Permitted Discretion and (B) at least $100,000 of Inventory of the Borrowers is located at such third party warehouse or in possession of such bailee;

(j) which is being processed offsite at a third-party location or outside processor, or is in transit (other than Eligible In-Transit Inventory) to or from such third-party location or outside processor;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by such Borrower as consignor;

(m) which is perishable;

(n) which contains or bears any intellectual property rights licensed to such Borrower unless the Lender is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of such Borrower (unless such Inventory is reflected in a report to the Lender as “in transit” Inventory);

(p) for which reclamation rights have been asserted by the seller;

(q) which has been acquired from a Sanctioned Person; or

(r) which the Lender otherwise determines is unacceptable in its Permitted Discretion.

In the event that Inventory of a Borrower which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Borrower Representative shall notify the Lender thereof promptly after such Borrower or the Borrower Representative has knowledge such Inventory ceases to be Eligible Inventory and this shall be reflected on the next Borrowing Base Certificate.

“Eligible In-Transit Inventory” means Inventory that is in transit with a common carrier from vendors or suppliers or has not been released or cleared for sale by US Customs and Border Protection, Food and Drug Administration or other regulatory agencies so long as (i) the Lender shall have received (1) a true and correct copy of the bill of lading (or, if a bill of lading is not available, such other documents acceptable to Lender in its Permitted Discretion) and other shipping documents for such Inventory, and (2) evidence of satisfactory casualty insurance naming the Lender as lender loss payable and otherwise covering such risks as the Lender may reasonably request, (ii) if the bill of lading (or such other document acceptable to Lender in its Permitted Discretion) is non-negotiable, the Inventory must be in transit within the U.S., and the Lender shall have received, if requested, a duly executed Collateral Access Agreement, in form and substance satisfactory to the Lender, from the applicable customs broker, freight forwarder or carrier for such Inventory, (iii) if the bill of lading (or such other document acceptable to Lender in its Permitted Discretion) is negotiable, the Inventory must be in transit from outside the U.S., and the Lender shall have received (1) confirmation that the bill is issued in the name of the applicable Borrower and consigned to the order of the Lender, and an acceptable agreement has been executed with such Borrower’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Lender and has granted the Lender access to the Inventory, (2) confirmation that such Borrower has paid for the goods, and (3) an estimate from the applicable Borrower of the customs duties and customs fees associated with such Inventory in order to establish an appropriate Reserve, (iv) the common carrier is not an Affiliate of the applicable vendor or supplier, and (v) the customs broker is not an Affiliate of any Borrower, and in each case, which Inventory satisfies all of the requirements set forth in the definition of Eligible Inventory (other than clauses (g) or (j) thereof); provided, however, (x) the maximum amount of Inventory that may be included in the Borrowing Base at any time which is Eligible In-Transit Inventory shall not exceed $3,000,000, and (y) solely for the period commencing on the Effective Date and ending on the date that is thirty days thereafter, up to $1,000,000 of Inventory that would otherwise not qualify as Eligible Inventory solely because it does not meet the foregoing conditions in this definition shall be deemed to be Eligible In-Transit Inventory.

“Eligible Non-Investment Grade Accounts” means, at any time, any Eligible Accounts of any Borrower if the Account Debtor in respect of such Eligible Accounts is not an Investment Grade Account Debtor.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Equity Interests” means (a) more than 65% of the Equity Interests of any Foreign Subsidiary, CFC or CFC Holdco that is a direct Foreign Subsidiary of a Loan Party, or (b) the Equity Interests of any Person to the extent the grant by the applicable Loan Party of a security interest to the Lender is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Effective Date or at the time of acquisition thereof after the Effective Date (so long as such prohibition or restriction is not created at the time of such acquisition).

“Excluded Property” means (a) any lease, license, contract, property rights or agreement and any asset subject thereto to which a Loan Party is a party or any of such Loan Party’s rights or interest thereunder, if, and for so long as and to the extent that, (1) the grant of the security interest would constitute or result in (i) the abandonment, invalidation or unenforceability of any material right, title or interest of such Loan Party therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement, but only, with respect to the prohibitions in the foregoing clauses (i) and (ii), or (2) the granting of a security interest therein or assignment thereof would require consent of a Person other than any Loan Party, its Subsidiaries or any Affiliate thereof which has not been obtained (it being understood and agreed that no Loan Party nor any of its respective Subsidiaries shall have any obligation to obtain (or seek to obtain) any such consent), provided, that such property shall not be excluded under this clause (a) to the extent that such prohibition would be rendered unenforceable or otherwise deemed ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC; provided, further that such assets shall be included (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such property not subject to the provisions specified in clause (i) or (ii) above; provided, further that the foregoing exclusions of this clause (a) shall in no way be construed to limit, impair, or otherwise affect any of the Lender’s continuing security interests in and Liens upon any rights or interests of any Loan Party in or to (A) monies due or to become due under or in connection with any described property, or (B) any proceeds from the sale, license, lease, or other dispositions of any such property, (b) any “intent to use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (c) any property subject to a Capital Lease Obligation, purchase money security interest or similar arrangement permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or capital lease or purchase money arrangement (or would require the consent of any Person other than the Borrower and its Affiliates which has not been obtained) or create a right of termination in favor of any other party thereto (other than the Borrowers or a Loan Party or any Affiliate or Subsidiary thereof) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC) other than proceeds and receivables thereof; (d) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC); (e) any vehicles and other assets subject to certificates of title to the extent a security interest therein may not be perfected by filing a UCC-1 financing statement; and (f) Excluded Equity Interests.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.16(f) and any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Covenant” has the meaning assigned to such term in Section 6.14.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer or controller of any Borrower.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each fiscal month of the Borrowers for the twelve fiscal month period then ended, of (a) EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness made in cash or required to be made, plus prepayments of principal on Indebtedness made or required to be made (other than prepayments that constitute the refinancing of such Indebtedness), during such period, plus expense for taxes paid in cash, plus Restricted Payments paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan, all calculated for the Parent and its Subsidiaries on a consolidated basis.

“Flood Insurance Requirements” means Lender has received evidence indicating whether the improvements or any part thereof on any real property required to be subject to a Lien in favor of the Lender are or will be located within a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, and, if so, a flood notification form signed by Borrower Representative and evidence that a flood insurance policy or policies are in place for such improvements on the property and contents or other Collateral, as applicable, all in form, substance and amount satisfactory to Lender and at a minimum in compliance with applicable Flood Laws.

“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitutions, any regulations promulgated under such Flood Laws, and all other legal requirements relating to flood insurance.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted REVSOFR30 Rate. For the avoidance of doubt, the initial Floor for the Adjusted REVSOFR30 Rate shall be 0%.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Account” means the deposit account of the Borrowers to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S.

“Governing State” means New York.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 9.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable that are not more than ninety (90) days past due and (ii) accruals for payroll in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, demand guarantees and similar independent undertakings, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any earn-out (but, only to the extent such obligations are required to be included as a liability on the balance sheet of such Person in accordance with GAAP, (l) any other Off-Balance Sheet Liability of such Person, and (m) all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary herein, Indebtedness will not include any (i) deferred revenue, (ii) liabilities in respect of operating leases, (iii) accruals for payroll accrued in the ordinary course of business, and (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 8.03(c).

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Parent and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Parent and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any CBFR Loan, the first Business Day of each calendar month; provided that, if the Effective Date occurs after the fifteenth day of the applicable calendar month, the first Interest Payment Date shall be the first Business Day of the second calendar month following the Effective Date, and (b) with respect to all Loans, the Maturity Date.

“Interest Period” means with respect to any SOFR Borrowing the period commencing on the date of such SOFR Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower Representative may elect; provided, that (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period may extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Fiscal Period” means the quarter and the portion of the fiscal year ended September 30, 2025.

“Inventory” has the meaning set forth in the UCC.

“Investment Cap” has the meaning assigned to such term in the DDA Access Product Agreement.

“Investment Grade Account Debtor” means, at any time, an Account Debtor that at such time has a corporate credit rating of BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Investment Limit” means $500,000.

“Investor Notes” means, collectively, (i) that certain Promissory Note dated January 1, 2018 issued by Drone Nerds Inc. in favor of Seth Schneiderman in the original principal amount of $200,000.00 and (ii) that certain Promissory Note issued by Drone Nerds Inc. in favor of Ali Paksima in the original principal amount of $250,000.00, the obligations under both of which have been assumed by Drone Nerds, LLC as successor-in-interest by conversion.

“Judgment Amount” means $500,000.

“LC Disbursement” means any payment made by the Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time.

“LC Exposure Amount” means $2,000,000.

“Lease Deficiency Obligation” means after default, repossession and disposition of the Equipment which is the subject of or which secures a Lease Financing, the amount, if any, by which (a) any and all obligations of the Loan Parties to a Lessor, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with a specific Lease Financing, exceeds (b) the Net Proceeds realized by the Lessor upon the disposition of the Equipment which is the subject of or which secures the specific Lease Financing.

“Lease Financing” means (a) a lease of specific Equipment as defined in Article 2-A of the UCC, and (b) a secured financing transaction secured by specific Equipment, whether that transaction is called a lease or a loan, entered into by any Loan Party with the Lender or any of its Affiliates (in this context, the “Lessor”).

“Lender” has the meaning assigned to such term in the introductory paragraph hereof.

“Lender-Related Person” has the meaning assigned to such term in Section 8.03(b).

“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.05(b).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Borrowing Option” has the meaning assigned to such term in the DDA Access Product Agreement.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit Agreement, the Collateral Documents, each Borrowing Base Certificate, the Loan Guaranty, any Obligation Guaranty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, letter of credit applications and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender in connection with the commercial lending facility made available hereunder. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits, riders or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, all waivers thereunder, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article IX of this Agreement and each separate Guarantee, in form and substance satisfactory to the Lender, delivered by each Loan Guarantor.

“Loan Parties” means the Borrowers, Parent, the Borrowers’ Domestic Subsidiaries, and any other Person who becomes a party to this Agreement pursuant to a joinder agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lender pursuant to this Agreement, including Protective Advances and any loans made pursuant to Section 2.01.

“Lock Boxes” has the meaning assigned to such term in the Security Agreement.

“Lock Box Agreement” has the meaning assigned to such term in the Security Agreement.

“LTM Period” means, as of the date of determination, the period of twelve (12) consecutive calendar month most recently ended.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its Obligations, (c) the Collateral, or the Lender’s Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Lender under any of the Loan Documents.

“Material Agreement” means any agreement which if breached or terminated would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties or any Subsidiary in an aggregate outstanding principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means February 11, 2029, or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Lender, on real property of a Loan Party.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with a Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).

“NOLV Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation thereof net of all associated costs of such liquidation, as such percentage is specified in the most recent appraisal received by Lender from an appraiser selected by Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Lender from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Objection Date” has the meaning assigned to such term in Section 2.13(c).

“Obligated Party” has the meaning assigned to such term in Section 9.02.

“Obligation Guaranty” means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Lender by a guarantor who is not a Loan Party.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to the Lender or any indemnified party individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Restricted Payments” means Restricted Payments subject to the satisfaction of the Payment Conditions.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Lender of a cash deposit, or at the discretion of the Lender a backup standby letter of credit satisfactory to the Lender, in an amount equal to 105% of the LC Exposure as of the date of such payment) (or as to which other satisfactory arrangements have been made), (c) the indefeasible payment in full in cash of the accrued and unpaid fees owing under any Loan Document, (d) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.

“Parent” means XTI Drones Holdings, LLC, a Texas limited liability company.

“Participant” has the meaning assigned to such term in Section 8.04(c).

“Payment Conditions” shall be deemed to be satisfied in connection with a Restricted Payment, or Permitted Acquisition if:

(a) no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment, or Permitted Acquisition;

(b) immediately after giving effect to and at all times during the ten (10)-day period immediately prior to such Restricted Payment, or Permitted Acquisition, the Borrowers shall have (i) Availability calculated on a pro forma basis after giving effect to such Restricted Payment, or Permitted Acquisition of not less than 25% of the Revolving Commitment, and (ii) a Fixed Charge Coverage Ratio for the trailing twelve months calculated on a pro forma basis after giving effect to such Restricted Payment, or Permitted Acquisition of not less than 1.25 to 1.00; and

(c) Borrower Representative shall have delivered to the Lender a certificate in form and substance reasonably satisfactory to the Lender certifying as to the items described in (a) and (b) above and attaching calculations for item (b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that (i) is consented to in writing by the Lender in its sole discretion on a case-by-case basis, or (ii) satisfies each of the following requirements:

(a)	such Acquisition is not a hostile or contested acquisition;

(b)	the business acquired in connection with such Acquisition is (i) located in the U.S., (ii) organized under applicable U.S. and state laws, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c)	both immediately before and immediately after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (or, if already qualified by materiality, true and correct in all respects) (except any such representation or warranty which relates to a specified prior date, in which case such representation or warranty is true and correct as of such specified prior date) and no Default exists, will exist, or would result therefrom;

(d)	not less than ten (10) Business Days prior to such Acquisition (or such shorter time as the Lender may agree in its sole discretion), the Borrower Representative has provided the Lender (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Lender including pro forma financial statements, statements of cash flow, and Availability projections;

(e)	if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Lender shall have conducted an audit and field examination of such Accounts and Inventory, the results of which shall be satisfactory to the Lender;

(f)	either (A) the total consideration (including the maximum potential aggregate amount of all deferred payment obligations (including earn-outs) and Indebtedness assumed or incurred) of such Acquisition does not exceed $5,000,000 and any cash consideration paid (i) in connection with any single Acquisition shall not exceed $5,000,000 and (ii) for all Acquisitions made during the term of this Agreement shall not exceed $10,000,000 (in each case, plus the amount of Net Proceeds received by a Loan Party in connection with a substantially simultaneous issuance of Equity Interests (other than Disqualified Stock) by such Loan Party) or (B) the Payment Conditions are satisfied;

(g)	if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of the Company and a Loan Party pursuant to the terms of this Agreement;

(h)	if such Acquisition is an acquisition of assets, the Acquisition is structured so that a Loan Party shall acquire such assets;

(i)	if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(j)	if such Acquisition involves a merger or a consolidation involving any Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;

(k)	no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that would reasonably be expected to have a Material Adverse Effect;

(l)	in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Lender in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

(m)	[reserved];

(n)	all actions required to be taken with respect to any newly acquired or formed wholly-owned Subsidiary of a Borrower or a Loan Party, as applicable, required under Section 5.14 shall have been taken within the time periods set forth therein; and

(o)	the Borrower Representative shall have delivered to the Lender the final executed acquisition agreement and all other material documentation relating to such Acquisition within ten (10) Business Days (or such later date as Lender may agree) following the consummation thereof.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with (i) workers’ compensation, unemployment insurance and other social security laws or regulations, and (ii) public utility services provided to the Loan Parties or any Subsidiaries;

(d) pledges, Liens and deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than appeal bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary; and

(g) Liens given to a public utility or municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business in the ordinary course of business or the ownership of the assets of a Loan Party; provided that such Liens do not reduce the value of the assets of such Loan Party or materially interfere with the use of such assets in the operation of the business of such Loan Party;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means any Investments permitted pursuant to Section 6.04.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Tax Distributions” means, with respect to any Person, for any taxable period during which such Person is a pass-through entity (or a disregarded entity) for U.S. federal income tax purposes, a distribution to any holder of such Person’s equity interests to allow any direct or indirect owner of such Person to pay any U.S. federal, state or local income Taxes attributable to the taxable income of such Person as a result of its ownership in such Person, in an amount not to exceed, with respect to each applicable owner, the product of (A) the highest blended U.S. federal, state and local income Tax rate applicable to the taxable income of the applicable owner and (B) the total taxable income of such Person allocated to such owner, including such owner’s share of any taxable income attributable to such Person’s Subsidiaries that are pass-through entities for such taxable period (determined in each case taking into account the deductibility of state and local Taxes to the extent such amounts are actually deductible at a more likely than not level of comfort (subject to applicable limitations), any special Tax rate based on the character of income, and loss carryovers (subject to any applicable limitations)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than Dispositions described in Section 6.05(a), solely to the extent involving Loan Parties, Section 6.05(b), and solely to the extent non-cash, Section 6.05(k);

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $500,000;

(c) except in respect of Equity Interests issued pursuant to clause (f) of the definition of Permitted Acquisitions, the issuance by any Loan Party of any Equity Interests, or the receipt by any Loan Party of any capital contribution; or

(d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Primary City” means New York, New York.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to any calculation or determination for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a) pro forma effect will be given to any Indebtedness incurred by Parent or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) (“Incurred”) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c) Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of such period; and

(d) pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by Parent and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to Fixed Charges will not be obligations of Parent or any of its Subsidiaries following the Determination Date; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition of Equity Interests, all or substantially all assets of a company, division or line of business with a purchase or sale price greater than $1,000,000, the pro forma calculation will be calculated according to the financial information contained in a “Quality of Earnings” or similar due diligence report acceptable to the Lender.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Purchase Money Debt Limit” means $250,000.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Indices” means CB Floating Rate, Adjusted REVSOFR30 Rate, REVSOFR30 Rate, and Term SOFR Reference Rate.

“Receivables” has the meaning assigned to such term in the Security Agreement.

“Reference Fiscal Year” means the fiscal year ended December 31, 2024.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Report” means (a) any report prepared by the Lender or another Person (other than a Loan Party) showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Loan Parties (or any representative of the Loan Parties), after the Lender has exercised its rights of inspection pursuant to this Agreement and (b) any other report, document or certificate prepared or compiled by the Lender or another Person (other than a Loan Party) utilizing the Reports in clause (a) above or such other information furnished by or on behalf of the Loan Parties (or any representative of the Loan Parties) pertaining to their assets.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation, bylaws, or operating, management or partnership agreement, or other organizational or governing documents of such Person~~,~~ and (b) any statute, law (including common law), treaty, rule regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party. Notwithstanding anything herein to the contrary, Lender may, in its Permitted Discretion, establish, increase or decrease Reserves, without duplication, against the Borrowing Base or the Revolving Commitment.

“Responsible Officer” means the president, Financial Officer or other authorized officer of any Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans hereunder up to $20,000,000, as such commitment may be increased from time to time in accordance with Section 2.08(e). The initial amount of the Lender’s Revolving Commitment is $20,000,000.

“Revolving Exposure” means, at any time, the sum of (a) the outstanding principal amount of Revolving Loans and LC Exposure at such time, plus (b) the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“REVSOFR30 Rate” (i) means the Term SOFR Reference Rate for a one (1) month period, as such rate is published by the CME Term SOFR Administrator, at approximately 5:00 a.m., Chicago time, two (2) Business Days prior to the first (1st) Business Day of each month, adjusted monthly on the first (1st) Business Day of each month and (ii) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted REVSOFR30 Rate. Any change in the REVSOFR30 Rate shall be effective from and include the effective date of such change.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions” means economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations, in each case, owing to the Lender or its Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“Secured Parties” means (a) the Lender, (b) each Affiliate of the Lender that provides Banking Services, (c) each Affiliate of the Lender that is a counterparty to any Swap Agreement, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (e) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Lender, for the benefit of the Secured Parties, and any other pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, for the benefit of the Secured Parties.

“Specified Letter of Credit” means that certain letter of credit issued by Fifth Third Bank with a face amount of $55,000 and an expiration date of August 30, 2026, and renewing annually indefinitely for the benefit of 2301 Wynwood LLC.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate).

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Standby LC Exposure Amount” means $2,000,000.

“Subordinated Debt Limit” means $500,000.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Lender.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Parent or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with the Lender or an Affiliate of the Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with the Lender or an Affiliate of the Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Target Balance” has the meaning assigned to such term in the DDA Access Product Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Reference Rate” means, for any day and time, and for any tenor comparable to the applicable interest period, the rate per annum published by the CME Term SOFR Administrator and identified by the Lender as the forward-looking term rate based on SOFR.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted REVSOFR30 Rate or the CBFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the Governing State or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Uncollected Funds Fee” has the meaning set forth in Section 2.11(e).

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of (a) any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures), (b) any Dispositions permitted hereunder, (c) insurance proceeds as a result of any casualty or condemnation events, or (d) issuances of or contributions in respect of Equity Interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unsecured Debt Limit” means $250,000.

“U.S.” means the United States of America.

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Weekly Reporting Period” means at any time, that (i) an Event of Default has occurred and is continuing, or (ii) Availability is less than 15% of the Revolving Commitment for a period of at least three (3) consecutive days, and continuing until Availability is greater than or equal to 15% of the Revolving Commitment for a period of thirty (30) consecutive days; provided that, notwithstanding the foregoing, the Lender may, at its election, disregard the existence of the foregoing conditions and forego the Weekly Reporting Period.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“XTI Parent” means XTI Aerospace, Inc., a Nevada corporation.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “CBFR Loan”) or by Class and Type (e.g., a “CBFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “CBFR Borrowing”) or by Class and Type (e.g., a “CBFR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the occurrence of any change after the date hereof in GAAP or in the application thereof on the operation of any provision hereof, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective unless and until such provision is amended in accordance herewith.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05. Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(c) provides a mechanism for determining an alternative rate of interest. The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Lender and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Alternate Rate) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Lender may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and the Lender shall remain in full force and effect until the Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08. Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lender to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lender may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

Article II
The Credits

SECTION 2.01. Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the lesser of (x) the Revolving Commitment and (y) the Borrowing Base, subject to the Lender’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.13, each Borrowing, if applicable, shall be comprised entirely of CBFR Loans. The Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to the Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) CBFR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time.

SECTION 2.03. Borrowing Procedures; Requests for Revolving Borrowings.

(a) Controlled Disbursement Account; DDA Access Product. Not later than 1:00 p.m., Chicago time, on each Business Day, the Lender shall, subject to the conditions of this Agreement (but without any further written notice required), make available to the Borrower Representative, by a credit to the Funding Account or the Controlled Disbursement Account, the proceeds of a CBFR Borrowing to the extent necessary to pay items to be drawn on the Controlled Disbursement Accounts that day subject to the Lender’s standard procedures for calculating clearing totals each morning. All other Revolving Loans shall be made upon notice given in accordance with Section 2.03(b). In addition, if the Borrowers have elected the DDA Access Product, the Borrowers hereby authorize the Lender to, and the Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), to the extent that from time to time on any Business Day funds are required under the DDA Access Product to reach the Target Balance (a “DDA Funding Date”), make available to the applicable Borrower the proceeds of a CBFR Borrowing in the amount of such deficiency up to the Investment Cap (a “DDA Funding”), by means of a credit to the Funding Account on or before the start of business on the next succeeding Business Day (“DDA Settlement Date”), and such CBFR Borrowing shall be deemed made on such DDA Funding Date.

(b) Notices by the Borrowers to the Lender of requests for Revolving Loans other than pursuant to Section 2.03(a). To request a Revolving Borrowing, the Borrower Representative shall submit a Borrowing Request to the Lender through an Electronic System or the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Lender, not later than noon Chicago time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing.

Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower Representative; provided that, each such electronic Borrowing Request submitted through the Approved Borrower Portal, if permitted, is not required to be signed but shall be submitted by a Responsible Officer of the Borrower Representative or its duly appointed designee to the Lender. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower;

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing; and

(iii) the date of such Borrowing, which shall be a Business Day.

SECTION 2.04. Protective Advances. Subject to the limitations set forth below, the Lender is authorized by the Borrowers, from time to time in the Lender’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, which the Lender, in its Permitted Discretion, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (c) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 8.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”). Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Lender in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be CBFR Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Lender to make any Protective Advance on any other occasion.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower denominated in dollars, as the applicant thereof for support of its or the other Borrower’s, or its or the other Borrower’s Subsidiaries’, obligations, in a form reasonably acceptable to the Lender at any time and from time to time during the Availability Period, and the Lender may, but shall have no obligation to, issue such requested Letters of Credit in accordance with and subject to the terms hereof; provided that the Lender shall be under no obligation to issue any Letter of Credit that would result in more than a total of 10 Letters of Credit outstanding.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit through Electronic System, the Approved Borrower Portal, or other electronic communication, in each case to the extent arrangements for doing so have been approved by the Lender) to the Lender prior to 9:00 am, Chicago time, at least three Business Days prior to the requested date of issuance, amendment or extension, a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Lender and using the Lender’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed the LC Exposure Amount, (ii) the Standby LC Exposure shall not exceed the Standby LC Exposure Amount, (iii) the Commercial LC Exposure shall not exceed the Commercial LC Exposure Amount, and (iv) the Revolving Exposure shall not exceed the lesser of (A) the Revolving Commitment, and (B) the Borrowing Base.

The Lender shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing, amending or extending such Letter of Credit or request that the Lender refrain from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such Requirement of Law shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Lender in good faith deems material to it, or

(ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, including, without limitation, any automatic renewal provision, one year after such extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Reimbursement. If the Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement on the date that such LC Disbursement is made; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a CBFR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowing.

(e) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, Letter of Credit Agreement or this Agreement, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Lender nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Lender (as finally determined by a non-appealable judgement of a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) Disbursement Procedures. The Lender shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Lender shall promptly after such examination notify the Borrower Representative by telephone (confirmed by fax or through Electronic System) of such demand for payment if the Lender has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Lender and any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Lender with respect to any such LC Disbursement.

(g) Interim Interest. If the Lender shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to CBFR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.12(d) shall apply.

(h) Cash Collateralization. If any Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account or accounts with the Lender, in the name and for the benefit of the Lender (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 7.01(h) or (i). The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b). Each such deposit shall be held by the Lender as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrowers shall immediately deposit in the LC Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and each Borrower hereby grants the Lender a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Lender for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Defaults have been cured or waived as confirmed in writing by the Lender.

(i) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the Lender hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrowers and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.06. Funding of Borrowings. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrowers by promptly crediting the amounts in immediately available funds to the Funding Account; provided that CBFR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(d), deemed requests for Borrowings under Section 2.17(c), and Protective Advances shall be retained by the Lender.

SECTION 2.07. [Reserved].

SECTION 2.08. Termination and Reduction of Commitment; Increase in Revolving Commitments.

(a) Unless previously terminated, the Revolving Commitment shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Revolving Commitment upon the Payment in Full of the Secured Obligations.

(c) The Borrowers may from time to time reduce the Revolving Commitment; provided that (i) each reduction of the Revolving Commitment shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Revolving Exposure would exceed the lesser of the Revolving Commitment and the Borrowing Base.

(d) The Borrower Representative shall notify the Lender of any election to terminate or reduce the Revolving Commitment under paragraph (b) or (c) of this Section at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitment delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitment shall be permanent.

(e) The Borrowers may request that the Lender increase the Revolving Commitment provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrowers may make a maximum of three (3) such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $25,000,000, and (iv) the procedure described in clause (f) below has been satisfied. Nothing contained in this section shall constitute, or otherwise be deemed to be, a commitment on the part of the Lender to increase its Commitment hereunder at any time and the Borrowers acknowledge that the Lender may decline the request for any reason, or no reason whatsoever, notwithstanding the absence of a Material Adverse Effect, Default or Event of Default.

(f) The amendment hereto for such an increase shall be in form and substance satisfactory to the Lender. As a condition precedent to (i) requesting such an increase, the Borrowers shall deliver to the Lender a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) no Default exists and (3) the Borrowers are in compliance (on a pro forma basis) with the covenants contained in Section 6.12, and (ii) the Lender agreeing to such an increase, the Borrowers shall deliver to the Lender legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Lender.

SECTION 2.09. Repayment and Amortization of Loans; Collection and Application of Collateral Proceeds; Evidence of Debt.

(a) Each Borrower hereby unconditionally, jointly and severally, promises to pay to the Lender (i) the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Lender.

(b) All funds deposited into any Lock Box subject to a Lock Box Agreement, into a Collateral Deposit Account or electronically scanned will be swept on a daily basis into a collection account maintained by the Borrowers with the Lender (the “Collection Account”). The Lender shall hold and apply funds received into the Collection Account as provided herein below.

(c) All amounts deposited in the Funding Account or the Collection Account shall be deemed received by the Lender in accordance with Section 2.17. On each Business Day, the Lender shall apply funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Lender, whether or not immediately available), (i) if no Cash Dominion Period is in effect, by depositing such funds into the Borrowers’ Funding Account, or (ii) during any Cash Dominion Period (but without any further written notice required to any Borrower), first to prepay any Protective Advances that may be outstanding, and second to prepay the Revolving Loans and to cash collateralize outstanding LC Exposure. Each Borrower acknowledges and agrees that during a Cash Dominion Period, the Lender may, without any further written notice to any Borrower, take all necessary actions to establish full dominion without further authorization from any Borrower.

(d) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to the Lender resulting from each Loan made by the Lender, in which the Lender shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder. The entries made in such accounts shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans and other Obligations in accordance with the terms of this Agreement.

(e) The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to the Lender a promissory note payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form prepared by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form.

SECTION 2.10. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (g) of this Section, without premium or penalty.

(b) In the event and on such occasion that the Revolving Exposure exceeds the lesser of (i) the Revolving Commitment, and (ii) the Borrowing Base, the Borrowers shall, on demand, prepay the Revolving Loans and LC Exposure or cash collateralize LC Exposure in accordance with Section 2.05(h), as applicable, in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, not later than five (5) Business Days after such Net Proceeds are received by any Loan Party, prepay the Obligations and cash collateralize LC Exposure as set forth in Section 2.10(d) below in an aggregate amount equal to (x) in the case of a prepayment event described in clause (c) of the definition of the term “Prepayment Event”, 50% of such Net Proceeds and (y) in the case of all other Prepayment Events, 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower Representative shall deliver to the Lender a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default or Event of Default has occurred and is continuing, then either (i) so long as a Cash Dominion Period is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate or (ii) if a Cash Dominion Period is in effect, then, if the Net Proceeds specified in such certificate are to be applied to acquire, replace or rebuild such assets by (A) the Borrowers, then such Net Proceeds shall be applied by the Lender to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment) and upon such application, the Lender shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any Loan Party that is not a Borrower, such Net Proceeds shall be deposited in a cash collateral account, and in the case of either (A) or (B), thereafter, such funds shall be made available to the applicable Loan Party as follows:

(1) the Borrower Representative shall request a Revolving Borrowing (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;

(2) so long as the conditions set forth in Section 4.02 have been met, the Lender shall make such Revolving Borrowing or the Lender shall release funds from the cash collateral account; and

(3) in the case of Net Proceeds applied against the Revolving Borrowing, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Loan;

provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(d) All prepayments made pursuant to Section 2.10(a) shall be applied, if made with respect to the Revolving Loans, to prepay such Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure.

(e) [Reserved].

(f) All such amounts pursuant to Section 2.10(c), shall be applied, first to prepay any Protective Advances that may be outstanding, and second to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure.

(g) The Borrower Representative shall notify the Lender by telephone (confirmed by email), through Electronic System or the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Lender, of any prepayment hereunder not later than 10:00 a.m., Chicago time on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitment as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.15.

SECTION 2.11. Fees.

(a) The Borrowers agree to pay to the Lender a commitment fee, which shall accrue at the Applicable Margin on the daily amount of the Available Revolving Commitment during the period from and including the Effective Date to but excluding the date on which the Revolving Commitment terminates. Commitment fees accrued through and including the last day of each calendar month shall be payable in arrears on the first Business Day of the following month and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Effective Date; provided if the Effective Date occurs after the fifteenth day of the applicable calendar month, the first payment date shall be the first Business Day of the second month following the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day of each period and the date on which the Revolving Commitment terminates).

(b) The Borrowers agree to pay (i) to the Lender a letter of credit fee with respect to each outstanding Letter of Credit, which shall accrue on the daily maximum amount then available to be drawn under such Letter of Credit at the same Applicable Margin used to determine the interest rate applicable to SOFR Revolving Loans during the period from and including the Effective Date to but excluding the later of the date on which the Revolving Commitment terminates and the date on which the Lender ceases to have any LC Exposure, and (ii) the Lender’s standard fees and commissions with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of the Lender relating to Letters of Credit as from time to time in effect. Accrued letter of credit fees shall be payable in arrears on the first Business Day of the following calendar month, commencing on the first such date to occur after the Effective Date; provided if the Effective Date occurs after the fifteenth day of the applicable calendar month, the first payment date shall be the first Business Day of the second month following the Effective Date; provided further that all such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand. Any other fees payable to the Lender pursuant to this paragraph shall be payable within ten (10) days after demand. All letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day of each period and the date on which the Revolving Commitment terminates).

(c) The Borrowers agree to pay to the Lender a closing fee in the amount of $50,000 (the “Closing Fee”). The entire Closing Fee shall be deemed fully earned by the Lender and shall be due and payable in full on the Effective Date.

(d) With respect to each uncollected check received in the Collection Account, Borrowers agree to pay to the Lender during any Cash Dominion Period, a fee equal to the additional interest (calculated at CBFR plus the Applicable Margin) that the Borrowers would have paid in respect of the Revolving Loans, as if such uncollected check had not been credited to the Obligations of the Borrowers (the “Uncollected Funds Fee”). For each uncollected check, the Uncollected Funds Fee shall accrue commencing on the Business Day such uncollected check is actually received in the Collection Account until date that such check is actually collected. Such fee will be payable monthly in arrears on the first Business Day of each calendar month and on the date on which the Revolving Commitment terminates; provided that any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising CBFR Borrowings shall bear interest at the CBFR plus the Applicable Margin.

(b) [Reserved].

(c) Each Protective Advance shall bear interest at the CBFR plus the Applicable Margin plus 2% per annum.

(d) Notwithstanding the foregoing, during the occurrence and continuance of a Default, the Lender may, at its option, by notice to the Borrower Representative, declare that (i) all Loans shall bear interest at 2% per annum plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% per annum plus the rate applicable to such fee or other obligation as provided hereunder, in each case, as of the first date that any such Default occurred.

(e) Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraphs (c) and (d) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loans as of the applicable date of determination. The applicable Rate Indices shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.

(a) Subject to clause (c) of this Section 2.13, if:

(i) the Lender determines (which determination shall be conclusive and binding absent manifest error) at any time, that adequate and reasonable means do not exist for ascertaining the Adjusted REVSOFR30 Rate (including because the Term SOFR Reference Rate is not available or published on a current basis); or

(ii) the Lender determines that at any time, the Adjusted REVSOFR30 Rate will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans included in such Borrowing;

then the Lender shall give notice thereof to the Borrower Representative through Electronic System as provided in Section 8.01 as promptly as practicable thereafter and, until the Lender notifies the Borrower Representative that the circumstances giving rise to such notice no longer exist, if any Borrowing Request requests a REVSOFR30 Borrowing, such Borrowing shall be made as a CBFR Borrowing bearing interest at the CB Floating Rate.

(b) If the Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, fund or continue any REVSOFR30 Borrowing, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, dollars in the interbank offering market, then, on notice thereof by the Lender to the Borrower Representative, any obligations of the Lender to make, maintain, fund or continue REVSOFR30 Loans will be suspended until the Lender notifies the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from the Lender, either convert or prepay all REVSOFR30 Borrowings to CBFR Borrowings bearing interest at the CB Floating Rate, either on the last day of the calendar month, if the Lender may lawfully continue to maintain such REVSOFR30 Borrowings to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrowers will also pay accrued interest on the amount so converted or prepaid.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event occurs, Lender may, by written notice to Borrower Representative, amend this Agreement to establish an alternate rate of interest for the REVSOFR30 Rate that gives due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) the then-evolving or prevailing market convention for determining a rate of interest for business loans in Dollars at such time (the “Alternate Rate”); Borrowers acknowledge that the Alternate Rate may include a mathematical adjustment using any then-evolving or prevailing market convention or method for determining a spread adjustment for the replacement of the REVSOFR30 Rate (which may include, if the REVSOFR30 Rate already contains such a spread, adding that spread to the Alternate Rate). The Lender may further amend this Agreement by such notice to Borrower Representative to make technical, administrative or operational changes (including, without limitation, changes to the definition of “CBFR”, timing and frequency of determining rates and making payments of interest, the timing of prepayment or conversion notices, the length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (A) the fifth (5th) Business Day after Lender has provided notice (including without limitation for this purpose, by electronic means) to the Borrower Representative (the “Objection Date”) and (B) a date specified by Lender in the notice, without any further action or consent of any Borrower, so long as Lender has not received, by 4:00 pm Chicago time on the Objection Date, written notice of objection to the Alternate Rate from the Borrower Representative. If, on the date the REVSOFR30 Rate actually becomes permanently unavailable pursuant to a Benchmark Transition Event, an Alternate Rate has not been established in this manner, Borrowings will, until an Alternate Rate is so established, bear interest at the CB Floating Rate. In no event shall the Alternate Rate be less than the Floor.

(d) All determinations by Lender under this Section 2.13 shall be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender;

(ii) impose on the Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans hereunder or any Letter of Credit; or

(iii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (b) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, the Commitments of or the Letters of Credit issued by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Designation of a Different Lending Office. If the Lender requests compensation under Section 2.14 or Section 2.16, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or Section 2.16, then the Lender shall (at the request of Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future, and (ii) would not subject the Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

SECTION 2.16. Taxes.

(a) Withholding of Taxes; Gross Up. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. For purposes of this Section, the term “applicable law” includes FATCA.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as reasonably practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(d) Indemnification by the Loan Parties. Without duplication, the Loan Parties shall jointly and severally indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by the Lender shall be conclusive absent manifest error.

(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 2.16(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(e), in no event will the Lender be required to pay any amount to an indemnifying party pursuant to this Section 2.16 the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrowers, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (1), (2) and (4) of Section 2.16(f)(i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(i) Without limiting the generality of the foregoing,

1) any Lender that is a U.S. Person shall deliver to the Borrowers on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers, whichever of the following is applicable:

a)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b)	executed copies of IRS Form W-8ECI;

c)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

d)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made; and

4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers in writing of its legal inability to do so.

(g) Survival. Each party’s obligations under this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(h) Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

SECTION 2.17. Payments Generally; Allocation of Proceeds.

(a) The Borrowers shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 11:00 a.m., Chicago time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois (or such other address provided by the Lender to the Borrowers from time to time). Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) All payments received by the Lender (including any proceeds of Collateral) not constituting either (i) a specific payment of principal, interest, fees or other sums payable under the Loan Documents (which shall be applied as specified by the Borrower Representative), (ii) a mandatory prepayment (which shall be applied in accordance with Section 2.10), or (iii) amounts to be applied during a Cash Dominion Period, from the Collection Account (which shall be applied in accordance with Section 2.09(c)), shall be applied by the Lender to the payment of the Secured Obligations in such order as the Lender may elect in its sole discretion. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, the Lender shall not apply any payment which it receives to any SOFR Loan of a Class, except (A) on the expiration date of the Interest Period applicable thereto or (B) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.15. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Lender, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 8.03), and other sums chargeable to or required to be paid by the Borrowers under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Lender. Each Borrower hereby irrevocably authorizes (i) the Lender, even if the conditions precedent set forth in Section 4.02 have not been satisfied, to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 8.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.04, as applicable and (ii) the Lender to charge any deposit account of any Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) The Lender may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Lender is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Lender of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Lender’s right to receive payment in full at another time.

SECTION 2.18. Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 2.18 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.18 shall survive the termination of this Agreement.

Article III
Representations and Warranties

Each Loan Party represents and warrants to the Lender that:

SECTION 3.01. Organization; Powers. Each Loan Party and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any Material Agreement binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrowers have heretofore furnished to the Lender their combined balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Reference Fiscal Year, reported on by the Borrowers’ Accountants, and (ii) as of and for the Interim Fiscal Period certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrowers and their consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since the last day of the Reference Fiscal Year.

SECTION 3.05. Properties.

(a) As of the Effective Date, Section 3.05 of the Disclosure Certificate sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists which has had, or would reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than Permitted Liens.

(b) Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and a correct and complete list of which, as of the Effective Date, is set forth in Section 3.05 of the Disclosure Certificate, and (x) the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and (y) except as permitted hereunder, each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any Subsidiary (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b) Except for the Disclosed Matters (i) no Loan Party nor any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability that would reasonably be expected to result in a Material Adverse Effect and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Loan Party or any Subsidiary is an investment company as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all applicable Tax returns and reports required to have been filed and has paid or caused to be paid all income Taxes and other Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to file such returns or to pay Taxes could not have, or would not reasonably be expected to result in a Material Adverse Effect. No Liens have been filed and no claims are being asserted with respect to any such Taxes.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure.

(a) The Loan Parties have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (other than projected financial information, forward looking information, general economic or industry specific information) furnished by or on behalf of any Loan Party or any Subsidiary to the Lender in connection with this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered (it being understood that such projected information may vary from actual results and that such variances may be material) was delivered prior to the Effective Date, as of the Effective Date.

(b) As of the Effective Date, to the best knowledge of each Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to the Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12. Material Agreements. All Material Agreements to which any Loan Party is a party or is bound as of the Effective Date are listed in Section 3.12 of the Disclosure Certificate. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any Material Agreement to which it is a party or (b) any agreement or instrument evidencing or governing Indebtedness to which it is a party, except in each case, as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, taken as a whole, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each Loan Party, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent (as determined in accordance with GAAP) or otherwise, as such debts and other liabilities become absolute and matured, (iii) each Loan Party, taken as a whole, will be able to pay its debts and liabilities, subordinated, contingent (as determined in accordance with GAAP) or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.

(b) No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, on a consolidated basis, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14. Insurance. Section 3.14 of the Disclosure Certificate sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Loan Parties maintain, and have caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Notwithstanding anything to the contrary herein, any insurance coverage for the benefit of the Loan Parties may be carried by XTI Parent or such other direct or indirect parent entity of the Loan Parties so long as such insurance satisfies the criteria set forth in Section 5.10.

SECTION 3.15. Capitalization and Subsidiaries. As of the Effective Date, Section 3.15 of the Disclosure Certificate sets forth (a) a correct and complete list of the name and relationship to the Borrowers of each Subsidiary, (b) a true and complete listing of each class of each of the Borrowers’ authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified in Section 3.15 of the Disclosure Certificate, and (c) the type of entity of each Borrower and each Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party.

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Lender, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral to the extent such Lien can be perfected by the filing of a financing statement under the UCC, to the extent the Lender has obtained a Control Agreement over accounts not maintained with Lender, the filing of appropriate notices with the U.S. Copyright Office and, to the extent not constituting Excluded Equity Interests, the delivery to the Lender of any stock or equivalent certificates or promissory notes constituting Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Lender pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain possession of such Collateral.

SECTION 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent any such violation would reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary except to the extent any nonpayment or nonaccrual would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18. Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.19. Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly, as set forth in Section 5.08.

SECTION 3.20. No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restriction except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22. Affiliate Transactions. Except as set forth on Section 3.22 of the Disclosure Certificate or as permitted by Section 6.09, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party (except that any such Persons may own Equity Interests in (but not exceeding 2.0% of the outstanding Equity Interests of) any publicly traded company that may compete with a Loan Party).

SECTION 3.23. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lender to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.24. Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.25. Outbound Investment Rules. Neither any Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither any Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if a Borrower were a U.S. Person or (c) any other activity that would cause the Lender to be in violation of the Outbound Investment Rules or cause the Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Article IV
Conditions

SECTION 4.01. Effective Date. The obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a) Credit Agreement and Loan Documents. The Lender (or its counsel) shall have received (i) a counterpart of this Agreement signed on behalf of each party hereto (which, subject to Section 8.06(b), may include any Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (ii) a counterpart of each other Loan Document (each in form and substance reasonably satisfactory to Lender) signed on behalf of each party thereto (which, subject to Section 8.06(b), may include any Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), and (iii) such other certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the Transactions, in each case in form and substance satisfactory to the Lender.

(b) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by a Responsible Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(c) Financial Statements and Projections. The Lender shall have received (i) audited consolidated financial statements of each of the Borrowers for the 2024 fiscal year, (ii) unaudited interim consolidated financial statements of each of the Borrowers for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of the Borrowers, as reflected in the financial statements or projections and (iii) satisfactory projections of the Borrowers and their respective Subsidiaries through 2028.

(d) Fees. The Lender and its counsel shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts owing to the Lender will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrowers to the Lender on or before the Effective Date.

(e) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrowers’ Availability shall not be less than $4,000,000.

(f) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(g) No Default Certificate. The Lender shall have received a certificate, signed by a Financial Officer of each Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) only as of such specified date), and (iii) certifying any other factual matters as may be reasonably requested by the Lender.

(h) Opinion of Counsel. Each of the Loan Parties shall have delivered a written opinion of such Loan Party’s counsel, addressed to the Lender in form and substance satisfactory to the Lender and its counsel.

(i) Lien Searches. The Lender shall have received the results of a recent lien search in such jurisdictions as the Lender shall deem appropriate, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.

(j) Pay-Off Letter. The Lender shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(k) Funding Account. The Lender shall have received a notice designating the Funding Account.

(l) Collateral Access and Control Agreements. Subject to Section 5.17, the Lender shall have received each Collateral Access Agreement and Control Agreement required to be provided pursuant to the Security Agreement.

(m) Solvency. The Lender shall have received a solvency certificate in form and substance satisfactory to the Lender from a Financial Officer.

(n) Borrowing Base Certificate. The Borrowers shall have delivered a Borrowing Base Certificate to the Lender which calculates the Borrowing Base as of a recent date determined by the Lender.

(o) Money Transfer Authorizations. The Borrowers shall have delivered money transfer authorizations as the Lender may have reasonably requested.

(p) Audits, Appraisals, etc. The Loan Parties shall have delivered (i) Collateral audits, satisfactory to the Lender, prepared by an independent firm engaged directly by the Lender and (ii) appraisals, prepared by an independent appraiser engaged directly by the Lender, of the inventory of the Loan Parties and which audits and appraisals shall be satisfactory to the Lender, together with evidence of compliance with applicable federal regulations governing loans in areas having special flood hazards.

(q) Insurance. Subject to Section 5.17, the Lender shall have received evidence of insurance coverage in compliance with the terms of Section 5.10 of this Agreement.

(r) Letter of Credit Application. The Borrowers shall have delivered a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.

(s) ERISA. If any Borrower has any Plans, such Borrower shall have delivered to the Lender its most recent statement of the unfunded liabilities of such Plan, certified as correct by a Responsible Officer.

(t) USA PATRIOT Act. The Lender shall have received (i) at least five (5) days prior to the Effective Date, all documentation and other information regarding each Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Effective Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date to the extent the Lender has requested, in a written notice to the Borrowers at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower.

(u) Other Documents. The Lender shall have received such other documents as the Lender or its counsel may have reasonably requested.

The Lender shall notify the Borrower Representative of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing, and to issue, amend or extend any Letter of Credit, is subject to the satisfaction (or waiver by the Lender) of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) only as of such specified date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.

(c) After giving effect to any Borrowing or the issuance, amendment or extension of any Letter of Credit, Availability shall not be less than zero.

(d) No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Article V
Affirmative Covenants

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Lender:

(a) within one hundred eighty (180) days after the end of each fiscal year of the Borrower Representative, the audited combined balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrowers as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to the Lender and in each case prepared in accordance with GAAP (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit except for qualifications relating solely to (i) changes in accounting principles or practices reflecting changes in GAAP, (ii) the upcoming maturity date of this Agreement being scheduled to occur within twelve (12) months from the time such report is delivered, or (iii) an explanatory paragraph or similar language regarding an anticipated breach of any financial covenant, to the extent the Company has cure rights with respect thereto, and the audit opinion is not subject to a scope limitation and does not disclaim or otherwise qualify the fairness of presentation of such financial statements in accordance with GAAP) to the effect that such consolidated and, as applicable, consolidating financial statements present fairly in all material respects the financial condition and results of operations of Borrower Representative and its Subsidiaries on a consolidated basis in each case in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants; provided that, notwithstanding the foregoing, (x) with respect to the fiscal year ending December 31, 2025, the audited combined financial statements of the Borrowers shall include (i) a balance sheet as of December 31, 2025 and (ii) statements of operations and cash flows for the period beginning on November 10, 2025 through December 31, 2025, and the Borrowers shall not be required to present comparative period financial information, (y) for each fiscal year thereafter, the audited consolidated financial statements of the Borrower Representative shall present comparative prior-period financial information to the extent such comparative periods are available and required under GAAP and (z) such audited financial statements shall not be required to include consolidating financial statements, legal-entity combining schedules, or separate audited financial statements for each Borrower;

(b) within forty-five (45) days after the end of each fiscal month of the Borrower Representative (or, at the election of the Lender, within forty-five (45) days after the end of each fiscal quarter), the combined balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrowers as of the end of and for such fiscal month (or fiscal quarter) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower Representative in form and detail acceptable to the Lender, (i) certifying, in the case of the financial statements delivered under clause (b), that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower Representative and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the covenants set forth in Section 6.12, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently delivered audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements delivered pursuant to Section 5.01(b);

(d) within 30 days after the beginning of each fiscal year of the Borrowers, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrowers and their Subsidiaries for each month of such fiscal year in form and detail reasonably satisfactory to the Lender;

(e) within thirty (30) days of the end of each calendar month or within three (3) Business Days after the end of each calendar week during a Weekly Reporting Period (but, with respect to weekly reporting, only items (i) through (iii) of clause (f) below shall be required), and at such other times as may be necessary to re-determine Availability or as reasonably requested by the Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to any Borrowing Base as the Lender may reasonably request;

(f) not later than the required date of delivery of any Borrowing Base Certificate pursuant to clause (e) above, and at such other times as may be requested by the Lender, as of the period then ended, all delivered electronically in text (.txt), excel (.xls) or comma-separated value (.csv) formatted files acceptable to the Lender (and not, for the avoidance of doubt, in an Adobe (.pdf) file):

(i) a detailed aging of the Borrowers’ Accounts, including invoice dates and due dates, prepared in a manner reasonably acceptable to the Lender;

(ii) a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to the Lender and specifying the cost, quantity, location and (if available) the market value of Borrowers’ and their Subsidiaries’ Inventory, by category (e.g., raw material, work-in-progress, finished goods, etc.);

(iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheet detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv) copies of (A) the trial balance of the Borrowers as of the period then ended and (B) the general ledger of the Borrowers, including detailed listings of Borrowers’ Accounts, Inventory, accounts payable, and the loan balance;

(v) a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;

(vi) a schedule and aging of the Borrowers’ accounts payable, prepared in a manner reasonably acceptable to the Lender; and

(vii) such further supporting information as may be reasonably requested from time to time by the Lender;

(g) promptly upon the Lender’s request:

(i) copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;

(iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(iv) a reconciliation of the Borrowers’ Accounts and Inventory between (A) the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (f)(i) and (f)(ii) above, and (B) the amounts and dates shown in the reports delivered pursuant to clauses (f)(i) and (f)(ii) above and the Borrowing Base Certificate delivered pursuant to clause (e) above as of such date;

(v) copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;

(vi) an updated customer list for the Borrowers and their Subsidiaries, which list shall state the customer’s name, mailing address and phone number, certified as true and correct by a Financial Officer of the Borrower Representative; and

(vii) a certificate of good standing or the substantive equivalent available in the jurisdiction of incorporation, formation or organization for each Loan Party from the appropriate governmental officer in such jurisdiction;

(h) promptly after any request therefor by the Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(i) promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Borrower by independent accountants in connection with the accounts or books of any Borrower or any Subsidiary, or any audit of any of them as the Lender may reasonably request; and

(j) promptly following any request therefor, (x) such other information regarding the operations, assets, liabilities, changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may reasonably request, and (y) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any investigation by a Governmental Authority or any Proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $500,000, in respect of any tax, fee, assessment, or other governmental charge, (vii) involves any product recall or (viii) could otherwise, individually or in the aggregate, result in a Material Adverse Effect if adversely determined;

(c) any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral;

(d) any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;

(e) within two Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral in excess of $500,000 is located;

(f) all material amendments to any Material Agreement, together with a copy of each such amendment;

(g) any material change in accounting or financial reporting practices by any Borrower or any Subsidiary;

(h) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(j) any change in the information provided in the Beneficial Ownership Certification delivered to the Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of that certain Credit Agreement dated February 11, 2026” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not result in aggregate liabilities in excess of $100,000 and none of the Collateral would become subject to forfeiture or loss as a result of the contest; provided, however, each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05. Maintenance of Properties. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, keep and maintain all of its property in good working order and condition, ordinary wear and tear expected and damage or defective property arising in the ordinary course of business.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Lender (including employees of the Lender, or any consultants, accountants, lawyers, agents and appraisers retained by the Lender), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all during normal business hours (and hereby authorizes the Lender to contact its independent accountants directly so long as the Lender provides the Borrower with an opportunity to be present at such time) and to provide contact information for each bank where each Loan Party has a depository and/or securities account and, to the extent the Borrower does not provide the Lender with copies of same after the written request from the Lender, each such Loan Party hereby authorizes the Lender to contact the bank(s) in order to request bank statements and/or balances, all at such reasonable times and as often as reasonably requested; provided that, if no Event of Default exists, the Lender shall be limited to one such visit per calendar year. Each Loan Party acknowledges that the Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties’ assets for internal use by the Lender. After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Lender with access to its suppliers.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (a) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under Material Agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds.

(a) The proceeds of the Loans and the Letters of Credit will be used only for working capital and general organizational purposes in the ordinary course of business, to refinance certain existing Indebtedness of the Borrower on the Effective Date, and to pay cash consideration in connection with Permitted Investments and related costs and fees, and other transactions not prohibited hereby. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X or (ii) to make any Acquisition.

(b) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Accuracy of Information. The Loan Parties will ensure that any written information, including financial statements, Borrowing Base Certificates (and borrowing base supporting information) or other documents (other than projected financial information, forward-looking information, general economic or industry specific information), furnished to the Lender in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by each Borrower on the date thereof as to the matters specified in this Section; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.10. Insurance.

(a) Each Loan Party will, and will cause each Subsidiary to, (i) maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (A) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation, loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (B) all insurance required pursuant to the Collateral Documents and (ii) comply with the applicable Flood Insurance Requirements. The Borrowers will furnish to the Lender, upon request of the Lender, but no less frequently than annually, information in reasonable detail as to the insurance so maintained. Notwithstanding anything to the contrary herein, any insurance coverage for the benefit of the Loan Parties may be carried by XTI Parent or such other direct or indirect parent entity of the Loan Parties so long as such coverage specifically names the Loan Parties and otherwise complies with the terms of this Section 5.10.

(b) Subject to Section 5.17(c), all insurance policies required hereunder or under this Section 5.10 shall name the Lender as an additional insured or as lender loss payable, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Lender, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Lender; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and lender loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least 30 days prior written notice given to the Lender.

(c) All premiums on such insurance shall be paid when due, and copies of the policies delivered to the Lender. If a Loan Party fails to obtain any insurance as required by this Section, the Lender may obtain such insurance at the Borrowers’ expense. By purchasing such insurance, the Lender shall not be deemed to have waived any Default arising from the applicable Loan Party’s failure to maintain such insurance or pay any premiums therefor.

SECTION 5.11. Casualty and Condemnation. The Borrowers will (a) furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral in excess of $500,000 or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with any applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.12. Appraisals. At any time that the Lender requests, each Loan Party will, and will cause each Subsidiary to, provide the Lender with appraisals or updates thereof of its Inventory, Equipment and real property, as applicable, from an appraiser selected and engaged by the Lender, and prepared on a basis satisfactory to the Lender, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law.

SECTION 5.13. Depository Banks. No later than ninety (90) days after the Effective Date (or such later date as agreed by the Lender in its sole discretion), (a) each of the Borrowers and their Subsidiaries will maintain the Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business and (b) the Lender shall be the principal provider of other Banking Services to the Borrowers and their Subsidiaries; provided, however, that the Borrowers and their Subsidiaries may maintain any unsecured credit card processing and corporate credit card arrangements that are in effect as of the Effective Date in an aggregate principal amount not to exceed $500,000 outstanding at any time.

SECTION 5.14. Additional Collateral; Further Assurances.

(a) Subject to applicable Requirements of Law, within thirty (30) days (or such later date as agreed by the Lender in its sole discretion) after the formation or acquisition thereof each Loan Party will cause such Domestic Subsidiary formed or acquired after the date of this Agreement to become a Loan Party by executing a joinder agreement in form satisfactory to the Lender. In connection therewith, the Lender shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Lender, for the benefit of the Secured Parties, in any property of such Loan Party which constitutes Collateral (other than Excluded Property), including any parcel of real property located in the U.S. owned by any Loan Party.

(b) Each Loan Party will cause 100% of the issued and outstanding Equity Interests that are owned by it in each of its Domestic Subsidiaries (other than Excluded Equity Interests) to be subject at all times to a first priority, perfected Lien in favor of the Lender, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request.

(c) Without limiting the foregoing, in connection with the actions required by clauses (a) and (b) above, each Loan Party will, and will cause each Domestic Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Lender and all at the expense of the Loan Parties.

(d) If any material assets (other than Excluded Property) (including any real property or improvements thereto or any interest therein) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower Representative will, within thirty (30) days (or such later date as agreed by the Lender in its sole discretion) after acquisition thereof, (i) notify the Lender, and, if requested by the Lender, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

SECTION 5.15. Receivables.

(a) Certain Agreements on Receivables. No Loan Party will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of an Event of Default, the Loan Parties may reduce the amount of Accounts arising from the sale of Inventory in accordance with their present policies and in the ordinary course of business.

(b) Collection of Receivables. Except as otherwise provided in this Agreement or the Security Agreement, each Loan Party will collect and enforce, at the Loan Party’s sole expense, all amounts due or hereafter due to such Loan Party under the Receivables.

(c) Delivery of Invoices. The Borrowers will deliver to the Lender, immediately upon its request after the occurrence and during the continuation of an Event of Default, duplicate invoices with respect to each Account of the Loan Parties bearing such language of assignment as the Lender shall specify.

(d) Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable exists or (ii) to the knowledge of any Loan Party, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, the applicable Borrower will promptly disclose such fact to the Lender in writing. The Borrowers shall send the Lender a copy of each credit memorandum in excess of $50,000 as soon as issued by any Loan Party, and the applicable Borrower shall promptly report each credit memorandum and each of the facts required to be disclosed to the Lender in accordance with this Section 5.15(d) on each Borrowing Base Certificate submitted by it.

SECTION 5.16. Inventory and Equipment.

(a) Maintenance of Goods. Each Loan Party will do all things necessary to maintain, preserve, protect and keep its Inventory and Equipment in good repair and working and saleable condition, except for damaged or defective goods arising in the ordinary course of the Loan Party’s business and except for ordinary wear and tear in respect of its Equipment.

(b) Returned Inventory. If an Account Debtor returns any Inventory to a Loan Party when no Event of Default exists, then such Loan Party shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. The Borrowers shall immediately report to the Lender any return involving an amount in excess of $150,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to a Loan Party when an Event of Default exists, such Loan Party, upon the request of the Lender, shall: (i) hold the returned Inventory in trust for the Lender; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Lender’s written instructions; and (iv) not issue any credits or allowances with respect thereto without the Lender’s prior written consent. All returned Inventory shall be subject to the Lender’s Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible to the extent of the amount owing by the Account Debtor with respect to such returned Inventory and such returned Inventory shall not be Eligible Inventory.

(c) Inventory Count; Perpetual Inventory System. Each Loan Party will conduct a physical count of the Inventory at least once per fiscal year, and after and during the continuation of an Event of Default, at such other times as the Lender requests. Each Loan Party, at its own expense, shall deliver to the Lender the results of each physical verification, which such Loan Party has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory. Unless waived by the Lender, each Loan Party will maintain a perpetual inventory reporting system at all times.

(d) Equipment. Each Loan Party shall promptly inform the Lender of any additions to or deletions from the Equipment which individually or in the aggregate exceed $500,000. No Loan Party shall permit any Equipment to become a fixture (with respect to real property) or an accession (with respect to other personal property) unless the Lender has a Lien on such real or personal property. No Loan Party will, without the Lender’s prior written consent, alter or remove any identifying symbol or number on any of such Loan Party’s Equipment constituting Collateral.

Section 5.17. Post-Closing Obligations.

(a) Insurance. Subject to the requirements of Section 5.10, no later than thirty (30) days after the Effective Date (or such later date as agreed by the Lender in its sole discretion), the Borrowers shall deliver to the Lender endorsements to all property and liability insurance policies of the Loan Parties, in form and substance reasonably satisfactory to the Lender, (x) naming the Lender as (i) lender’s loss payable, with respect to all property insurance policies and (ii) additional insured with respect to all general liability insurance policies, and (y) providing notice of cancellation to Lender for such policies.

(b) Collateral Access Agreements. No later than ninety (90) days following the Effective Date (or such later date as agreed by the Lender in its sole discretion), the Borrowers, as applicable, shall use commercially reasonable efforts to obtain each Collateral Access Agreement required to be provided pursuant to the Security Agreement (it being understood and agreed that failure to deliver such Collateral Access Agreements shall not constitute a Default or Event of Default under the Loan Documents); provided that, for any location for which a required Collateral Access Agreement has not been delivered, the Lender shall have the right, in its Permitted Discretion, to establish a Reserve; provided however, that such Reserve shall be removed from the Borrowing Base as soon as a Collateral Access Agreement is delivered in accordance with this Agreement.

(c) Control Agreements. No later than ninety (90) days following the Effective Date (or such later date as agreed by the Lender in its sole discretion), the Borrowers, as applicable, shall obtain each Control Agreement required to be provided pursuant to the Security Agreement.

Article VI
Negative Covenants

Until all Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Section 6.01 of the Disclosure Certificate and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Lender;

(d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed the Purchase Money Debt Limit at any time outstanding;

(f) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b),(e), (i) and (j) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to such Original Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Subordinated Indebtedness in an aggregate principal amount not exceeding the Subordinated Debt Limit at any time outstanding.

(i) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(j) Indebtedness of any Person that becomes a Loan Party after the date hereof in connection with a Permitted Acquisition or that is assumed by a Borrower in connection with a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Permitted Acquisition is consummated and is not created in contemplation of or in connection therewith, and (ii) the aggregate principal amount of Indebtedness permitted by clause (i) above, together with any Refinance Indebtedness in respect thereof permitted by Section 6.01(f) (it being understood that Indebtedness under clause (i) above shall constitute “Original Indebtedness” for purposes of Section 6.01(f)), shall not exceed $500,000 at any time outstanding;

(k) Indebtedness consisting of the financing of insurance premiums payable within one (1) year if incurred in the ordinary course of business and to the extent such Indebtedness does not exceed the amount of such premiums;

(l) Indebtedness arising from commercial credit cards and purchasing cards and other Indebtedness in respect of cash pooling arrangements, netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and similar arrangements in the ordinary course of business in an aggregate amount not to exceed $500,000 outstanding at any time;

(m) Indebtedness of any Loan Party in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business but only to the extent such accounts are permitted hereunder;

(n) Guaranties incurred in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of any Loan Party;

(o) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(p) Indebtedness owed to employees constituting deferred compensation incurred in the ordinary course of business;

(q) Indebtedness incurred by any Loan Party to the extent of customary adjustments of purchase price or similar obligations (in each case, other than earnouts or similar obligations);

(r) Prior to the expiration thereof, Indebtedness incurred pursuant to the Specified Letter of Credit; provided that the aggregate face amount thereof and all unreimbursed drawings thereunder shall not exceed $57,750 at any time;

(s) reasonable and customary indemnification obligations incurred in the ordinary course of business or pursuant to a transaction otherwise permitted under this Agreement, to the extent constituting Indebtedness;

(t) to the extent constituting Indebtedness, Permitted Investments; and

(u) other unsecured Indebtedness in an aggregate principal amount not exceeding the Unsecured Debt Limit at any time outstanding.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the Effective Date and set forth in Section 6.02 of the Disclosure Certificate; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of any Borrower or Subsidiary;

(e) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(f) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(g) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(h) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by a Borrower pursuant to a Permitted Acquisition or existing on any property or asset (other than Accounts and Inventory) of any Person prior to the time such Person becomes a Loan Party in connection with a Permitted Acquisition; provided that (i) such Lien exists at the time such Permitted Acquisition is consummated and is not created in contemplation of or in connection therewith, (ii) such Lien shall not apply to any other property or assets of such Borrower or such Loan Party, and (iii) such Lien shall secure only those obligations which it secures on the date such Permitted Acquisition is consummated and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(i) Liens solely on earnest money deposits made by any Loan Party or any Subsidiary in connection with any Permitted Investment and Liens on cash deposits held in escrow accounts pursuant to the terms of any Permitted Investment;

(j) leases or subleases of real property granted in the ordinary course of business; (ii) leases, subleases, non-exclusive licenses or sublicenses of personal property (excluding intellectual property) granted in the ordinary course of business; and (iii) nonexclusive licenses or sublicenses of intellectual property executed in the ordinary course of business;

(k) customary Liens encumbering cash collateral securing obligations under the Specified Letter of Credit permitted under Section 6.01(r); provided that the aggregate amount of cash collateral in respect of the Specified Letter of Credit shall not exceed 105% of the face amount of such Specified Letter of Credit;

(l) Liens on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 6.01;

(m) other Liens not described above securing Indebtedness or obligations of the Loan Parties and their respective Subsidiaries in an aggregate outstanding principal amount not to exceed $500,000 for the LTM Period

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances and clause (a) above, or (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clause (a) above.

SECTION 6.03. Fundamental Changes.

(a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Loan Party (other than a Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lender; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Lender. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Lender as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c) No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their respective Subsidiaries on the date hereof and businesses reasonably related thereto.

(d) No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Effective Date.

(e) No Loan Party will change the accounting basis upon which its financial statements are prepared.

(f) No Loan Party will change the tax filing elections it has made under the Code.

(g) No Loan Party will change the type of entity that it is, unless the Lender shall have received at least thirty (30) days prior written notice of such change and the Lender shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Lender’s security interest in the Collateral, or (2) any reasonable action requested by the Lender in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Lender in any Collateral).

(h) No Loan Party will change its organization identification number, if any, issued by its state of incorporation or other organization, unless the Lender shall have received at least thirty (30) days prior written notice of such change and the Lender shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Lender’s security interest in the Collateral, or (2) any reasonable action requested by the Lender in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Lender in any Collateral).

(i) No Loan Party will (i) changes its name as it appears in official filings in the state of its incorporation or organization, (ii) change its chief executive office, principal place of business, mailing address or corporate offices, or (iii) change its state of incorporation or organization, in each case, unless the Lender shall have received at least thirty (30) days prior written notice of such change and the Lender shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Lender’s security interest in the Collateral, or (2) any reasonable action requested by the Lender in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Lender in any Collateral), provided that, any new location of incorporation or organization shall be in the continental U.S.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date unless the Loan Parties comply with Section 5.14, or purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (each, an “Investment”), except:

(a) Cash Equivalents, subject to control agreements in favor of the Lender or otherwise subject to a perfected security interest in favor of the Lender;

(b) Investments in existence on the date hereof and described in Section 6.04 of the Disclosure Certificate;

(c) Investments by the Borrowers and their respective Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement and (ii) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed the Investment Limit at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d) loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed the Investment Limit at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d)) shall not exceed the Investment Limit at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) loans or advances made by a Loan Party or any Subsidiary to its officers, directors and employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $50,000 at any one time outstanding;

(g) notes payable, or stock or other securities, issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) Investments in the form of Swap Agreements permitted by Section 6.07;

(i) Investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) Investments received in connection with Dispositions permitted by Section 6.05;

(k) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances;”

(l) deposits made to secure the performances of leases, licenses or contracts in the ordinary course of business and other deposits made to the extent constituting Permitted Liens;

(m) Permitted Acquisitions;

(n) to the extent constituting Investments, transactions permitted under Sections 6.01, 6.02, 6.03, 6.05, 6.06, 6.07, and 6.08;

(o) Investments in joint ventures and non-wholly owned Subsidiaries in an initial amount not to exceed $500,000 or such larger amount that Lender shall approve in advance in writing in its sole discretion;

(p) other Investments in an aggregate amount not to exceed $500,000; and

(q) so long as the Payment Conditions are satisfied, other Investments (excluding, for the avoidance of doubt, any Acquisitions).

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to Parent, another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) Dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business;

(b) Dispositions of assets to any Borrower or any Subsidiary, provided that any such Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) Dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(d) Dispositions of (x) cash and Cash Equivalents in a manner not prohibited hereunder and (y) other Investments permitted by clauses (i) and (j) of Section 6.04;

(e) Sale and Leaseback Transactions permitted by Section 6.06;

(f) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g) to the extent constituting Dispositions, transactions permitted under Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, and 6.08;

(h) Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (g) shall not exceed $500,000 during any fiscal year of the Borrowers;

(i) Dispositions of intellectual property rights that are no longer used or useful in the business of the Loan Parties or their Subsidiaries as determined by the Borrowers in good faith;

(j) the discounting, write-off or other Dispositions of Receivables in accordance with Section 5.15;

(k) cancellations of intercompany Indebtedness (x) solely among Loan Parties or (y) solely among Subsidiaries that are not Loan Parties;

(l) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral such replacement property shall constitute Collateral; and

(m) the licensing on a non-exclusive basis of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business that do not interfere with the operation of the business of the Loan Parties.

provided that all Dispositions permitted hereby (other than those permitted by paragraphs (b), (f), and solely to the extent non-cash, paragraph (k) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) any Loan Party may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,

(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,

(iii) the Loan Parties may make Restricted Payments, not exceeding $50,000 in the aggregate during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrowers and their Subsidiaries,

(iv) the Loan Parties may make Restricted Payments, not exceeding $250,000 in the aggregate during any fiscal year, to repurchase, redeem or otherwise acquire equity interests of Parent (or its parent entities) from former employees, officers, managers, directors or consultants or their respective estates, to the extent such Indebtedness would constitute a Restricted Payment permitted hereunder,

(v) the Loan Parties may make Other Restricted Payments,

(vi) the Effective Date Distribution so long as no Event of Default is continuing at the time such distribution is made, and

(vii) for so long as no Event of Default shall have occurred and be continuing or would result therefrom, Permitted Tax Distributions.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (any of the foregoing, a “Restricted Debt Payment”), except (i) payment of Indebtedness created under the Loan Documents, (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof (provided, however, that as long as the Payment Conditions are satisfied, the Borrowers may make regularly scheduled payments of principal and interest on the Investor Notes), (iii) refinancings of Indebtedness to the extent permitted by Section 6.01, (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05, and (v) so long as the Payment Conditions are satisfied, other Restricted Debt Payments.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) transactions between or among Loan Parties and Subsidiaries which are not Loan Parties to the extent otherwise expressly permitted hereunder, (d) any investment permitted by Section 6.04, (e) any Indebtedness permitted under Section 6.01, (f) any Restricted Payment permitted by Section 6.08, (g) any Disposition permitted under Section 6.05, (h) transactions permitted under Section 6.03, (i) loans or advances to employees permitted under Section 6.04, (j) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, (k) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors, (l) payment of reasonable and customary directors’ fees and expenses, including, without limitation, travel expenses, and indemnities, and reasonable compensation to employees and members of its management in each case, in the ordinary course of business, to the extent permitted hereunder, in an aggregate amount not exceed $100,000 during any fiscal year, (m) items listed on Section 3.22 of the Disclosure Certificate, (n) direct or indirect ownership of Parent and its Subsidiaries by XTI Parent and its Subsidiaries, and (o) the Investor Notes.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than Excluded Property), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that:

(a) the foregoing shall not apply to:

(i) restrictions and conditions imposed by any Requirement of Law or by any Loan Document or by the documents evidencing any Indebtedness permitted hereunder or Permitted Liens;

(ii) restrictions and conditions existing on the date hereof identified on Section 6.10 of the Disclosure Certificate (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iii) customary restrictions and conditions contained in agreements relating to the sale of assets or a Subsidiary pending such sale, provided that such restrictions and conditions apply only to such assets or the Subsidiary that is to be sold and such sale is permitted hereunder;

(iv) restrictions or conditions imposed by any agreement governing purchase money Indebtedness, Capital Lease Obligations, leases and other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(v) customary provisions in leases, licenses, and other similar agreements entered into in the ordinary course of business;

(vi) customary restrictions on dispositions of real property interests found in reciprocal easements agreements;

(b) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness except as permitted by the applicable subordination provisions applicable thereto, (b) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents or (c) any Material Agreement, to the extent any such amendment, modification or waiver would be adverse to the Lender.

SECTION 6.12. Financial Covenant. The Borrowers will not permit the Fixed Charge Coverage Ratio, as of the end of any calendar month commencing with the calendar month ending February 28, 2026, to be less than 1.0 to 1.0.

SECTION 6.13. Outbound Investment Rules. No Borrower will, nor will permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if a Borrower were a U.S. Person or (iii) any other activity that would cause the Lender to be in violation of the Outbound Investment Rules or cause the Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 6.14. Cure Right. Notwithstanding anything to the contrary contained in Section 6.12, in the event that the Borrowers fail or reasonably believes they will fail to comply with the requirements of the financial covenant set forth in Section 6.12 (the “Financial Covenant”), until the expiration of ten (10) Business Days (the “Cure Deadline”) after the date the compliance certificate calculating such covenant is required to be delivered pursuant to Section 5.01(c), the Borrowers shall have the right to issue Equity Interests (other than Disqualified Stock) to Parent or its direct or indirect parent entity for cash, directly or indirectly, to the capital of the Borrowers (the “Cure Right”) in order to prepay the Revolving Loans in accordance with Section 2.10, without penalty or premium, in such amounts as are necessary to be in compliance with the Financial Covenant (the amount of cash proceeds so received by the Company, the “Cure Amount”). In no event shall the Cure Amount be greater than the amount required for purposes of complying with the Financial Covenant as set forth herein. The Cure Amount will be used solely to prepay the Revolving Loans. The Cure Right may not be exercised in consecutive fiscal quarters, not more than two (2) times in any four (4) consecutive fiscal quarter period, and not more than four (4) times in the aggregate prior to the Maturity Date. Upon the Lender’s receipt of the Cure Amount, the Financial Covenant shall be recalculated (for such period and for any subsequent period that includes the fiscal quarter in respect of which the Cure Right was exercised) giving effect to the following pro forma adjustments: (i) EBITDA shall be increased by not more than the Cure Amount, and (ii) if, after giving effect to the foregoing calculations, the Borrowers are in compliance with the Financial Covenant, then the Borrowers shall be deemed to have satisfied the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that occurred shall be deemed automatically cured for the purposes of this Agreement. The resulting increase to EBITDA from the exercise of the Cure Right shall not result in any adjustment to EBITDA or any other financial definition for any purposes under this Agreement or any Loan Document, other than for purposes of calculating the Financial Covenant. Notwithstanding the foregoing, for purposes of calculating Indebtedness for any trailing twelve (12) month period which includes the fiscal quarter for which the Cure Right was exercised and the next three (3) fiscal quarters, the Financial Covenant and Indebtedness shall be calculated as if the Cure Amount was not applied to reduce the Obligations; it being understood and agreed that until the Cure Deadline, the Lender shall not exercise the right to accelerate the Loans, terminate the Commitments, foreclose on or take possession of the Collateral, or charge any default interest, in each case, solely on the basis of an Event of Default having occurred and being continuing under Section 6.12 in respect of the period ending on the last day of such fiscal quarter.

Article VII
Events of Default

SECTION 7.01. Events of Default. If any of the following events shall occur, it shall constitute an “Event of Default” hereunder:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.17 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this Section 7.01), and such failure shall continue unremedied for a period of (i) during a Weekly Reporting Period, five (5) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of Section 5.01(e) or (f) of this Agreement, or (ii) ten (10) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of Section 5.01 (except clauses (e) or (f) during a Weekly Reporting Period as to which clause (i) of this Section 7.01(e) shall apply), 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.10, 5.11, 5.13, 5.15 or 5.16 of this Agreement or (iii) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, subject to any applicable grace periods;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of the Judgment Amount (to the extent not covered by independent third party insurance as to which the insurer has been notified of the claim and accepted coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty or a Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 9.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;

(p) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien, except as a result of the Lender no longer having possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents;

(q) any Collateral Document shall fail to remain in full force or effect (other than pursuant to the terms hereof or thereof) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(r) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms; or

(s) any Loan Party is criminally indicted or convicted under any law, which indictment or conviction results in a forfeiture of any property of such Loan Party having a fair market value in excess of $1,000,000.

SECTION 7.02. Remedies Upon an Event of Default. If an Event of Default occurs (other than an event described in Section 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such Event of Default, the Lender may, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times:

(a) terminate the Commitment, whereupon the Commitment shall terminate immediately;

(b) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments, if any) and other Obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c) require that the Borrowers provide cash collateral for the LC Exposure in accordance with Section 2.05(h); and

(d) exercise all rights and remedies available to the Lender under the Loan Documents and applicable law.

If an Event of Default described in Section 7.01(h) or 7.01(i) occurs with respect to any Borrower, the Commitment shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding, if any) and other Obligations of the Borrowers accrued hereunder or under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Article VIII
Miscellaneous

SECTION 8.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, Electronic System or the Approved Borrower Portal (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to the Company at:

c/o Drone Nerds, LLC

5553 Anglers Ave, Suite 109

Fort Lauderdale, FL 33312

Attention: Rafael Sonder

Email:

(ii) if to Lender from any Loan Party, at the address separately provided to the Borrowers.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (iii) delivered through Electronic System or Approved Borrower Portal to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph.

(b) Notices and other communications to any Borrower, any Loan Party and the Lender hereunder may be delivered or furnished by Electronic System or Approved Borrower Portal, as applicable, and in each case pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Lender. Each of the Lender and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic System or Approved Borrower Portal, as applicable, and in each case pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Lender otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(d) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02. Waivers; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.13, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

SECTION 8.03. Expenses; Limitation of Liability; Indemnity; Etc.

(a) Expenses. The Loan Parties, jointly and severally, shall pay all (i) reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel, one local counsel in each reasonably necessary jurisdiction (if any), one specialty counsel in each reasonably necessary specialty area (if any), and one or more additional counsel if one or more actual or perceived conflicts of interest arise (if any) for the Lender, in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with: (A) appraisals and insurance reviews; (B) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees of the Lender with respect to each field examination or such other Report; (C) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Lender; (D) Taxes, fees and other charges for (1) lien and title searches and title insurance and (2) filing financing statements and continuations, recording any Mortgages, and other actions to perfect, protect, and continue the Lender’s Liens; (E) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and (F) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral; provided that, so long as no Event of Default has occurred or exists during such calendar year, the Loan Parties shall not be obligated to reimburse the Lender for more than (x) one (1) field examination per calendar year, unless Availability is less than 15% of the Revolving Commitment at any time during such calendar year, in which case two (2) field examinations per calendar year, and (y) one (1) inventory appraisal per calendar year, unless Availability is less than 15% of the Revolving Commitment at any time during such calendar year, in which case two (2) inventory appraisals per calendar year. All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.17(c).

(b) Limitation of Liability. To the extent permitted by applicable law (i) neither any Borrower nor any Loan Party shall assert, and each Borrower and each Loan Party hereby waives, any claim against the Lender and any Related Party of the Lender (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 8.03(b) shall relieve any Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 8.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Loan Parties, jointly and severally, shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of one primary counsel, one local counsel in each reasonably necessary jurisdiction (if any), one specialty counsel in each reasonably necessary specialty area (if any), and one or more additional counsel if one or more actual or perceived conflicts of interest arise (if any) for all Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.16, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad-faith or willful misconduct of such Indemnitee.

This Section 8.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(d) Payments. All amounts due under this Section 8.03 shall be payable promptly after written demand therefor.

SECTION 8.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to one or more assignees whether or not related to the Lender. Notwithstanding the foregoing, prior to the occurrence of any Event of Default, the Lender shall not assign its rights in the Loan Documents without the prior written consent of the Borrower; provided, that the Borrower shall be deemed to have consented to any such assignment of all or a portion of the Loans and Commitments unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof.

(c) The Lender may, without the consent of, or notice to, the Borrowers, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Subject to paragraph (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender. If the Lender shall sell a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 8.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 8.01(a)), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (A) to the extent the Lender has agreed to accept any Electronic Signature, the Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (w) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lender and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (x) the Lender may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of its business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (y) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or Ancillary Document, respectively, including with respect to any signature pages thereto and (z) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures and/or transmission by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 8.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or such Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any and all of the Secured Obligations held by the Lender or such Affiliate, irrespective of whether or not the Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender and its Affiliates may have.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the Governing State, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or Governing State court sitting in the Primary City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Lender or any of its Related Parties may only) be heard and determined in the Governing State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, (h) to holders of Equity Interests in a Borrower, (i) to any Person providing a Guarantee of all or any portion of the Secured Obligations or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from any Borrower relating to the Borrowers or their business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 8.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 8.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 8.13. Nonreliance; Violation of Law. The Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 8.14. USA PATRIOT Act. The Lender is subject to the requirements of the USA PATRIOT Act and hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 8.15. Disclosure. Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 8.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.17. Marketing Consent. The Borrowers hereby authorize the Lender and its affiliates, at their respective sole expense, and without any prior approval by the Borrowers, to include the Borrowers’ names and logos in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to this Agreement as they may from time to time determine in their sole discretion. The foregoing authorization shall remain in effect unless and until the Borrowers notify the Lender in writing that such authorization is revoked.

SECTION 8.18. Joint and Several. Each Borrower hereby unconditionally and irrevocably agrees it is jointly and severally liable to the Lender for the Secured Obligations. In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment, such obligation is the joint and several obligation of each Borrower. Each Borrower acknowledges and agrees that its joint and several liability under this Agreement and the Loan Documents is absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever by the Lender or any other Person. Each Borrower’s liability for the Secured Obligations shall not in any manner be impaired or affected by who receives or uses the proceeds of the credit extended hereunder or for what purposes such proceeds are used, and each Borrower waives notice of borrowing requests issued by, and loans or other extensions of credit made to, other Borrowers. Each Borrower hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Borrower against any party liable for payment under this Agreement and the Loan Documents unless and until the Lender has been paid in full and all of the Secured Obligations are satisfied and discharged following termination or expiration of all commitments of the Lender to extend credit to the Borrowers. Each Borrower’s joint and several liability hereunder with respect to the Secured Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Secured Obligations or of any other document evidencing all or any part of the Secured Obligations, (ii) the absence of any attempt to collect any of the Secured Obligations from any other Loan Party or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the amendment, modification, waiver, consent, extension, forbearance or granting of any indulgence by the Lender with respect to any provision of any instrument executed by any other Loan Party evidencing or securing the payment of any of the Secured Obligations, or any other agreement now or hereafter executed by any other Loan Party and delivered to the Lender, (iv) the failure by the Lender to take any steps to perfect or maintain the perfected status of its Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Secured Obligations or the Lender’s release of any Collateral or of its Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any other Loan Party for the payment of any of the Secured Obligations, (vi) any increase in the amount of the Secured Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by any other Borrower, or any decrease in the same, or (vii) any other circumstance that might constitute a legal or equitable discharge or defense of any Loan Party. After the occurrence and during the continuance of any Event of Default, the Lender may proceed directly and at once, without notice to any Borrower, against any or all of Loan Parties to collect and recover all or any part of the Secured Obligations, without first proceeding against any other Loan Party or against any Collateral or other security for the payment or performance of any of the Secured Obligations, and each Borrower waives any provision that might otherwise require the Lender under applicable law to pursue or exhaust its remedies against any Collateral or other Loan Party before pursuing such Borrower or its property. Each Borrower consents and agrees that the Lender shall be under no obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Secured Obligations.

SECTION 8.19. No Fiduciary Duty, etc. Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that Lender will not have any obligations except those obligations expressly set forth herein and in the other Loan Documents and Lender is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against the Lender based on an alleged breach of fiduciary duty by the Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that the Lender is not advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender shall have no responsibility or liability to any Borrower with respect thereto. Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Lender, together with its affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Lender will not use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by the Lender of services for other companies, and the Lender will not furnish any such information to other companies. Each Borrower also acknowledges that the Lender has no obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

SECTION 8.20. Borrower Communications.

(a) The Lender and each Borrower agree that, pursuant to procedures approved by the Lender, the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Lender through an electronic platform chosen by Lender to be its electronic transmission system (the “Approved Borrower Portal”).

As used in this Section 8.20, “Borrower Communications” means, collectively, any Borrowing Request, compliance certificate, Borrowing Base Certificate and supporting documentation, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, certification, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Loan Party to the Lender through the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Lender.

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Lender from time to time (including, as of the Effective Date, a user ID/password authorization system), the Lender and each Borrower each acknowledge and agree that (i) the distribution of material through an electronic medium is not necessarily secure, (ii) the Lender is not responsible for approving or vetting administrators, representatives, or contacts of the Borrowers added to the Approved Borrower Portal, and (iii) there may be confidentiality and other risks associated with such distribution. The Lender and each Borrower each hereby approve distribution of Borrower Communications through the Approved Borrower Portal and understand and assume the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each Borrower agrees that the Lender may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Lender’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Loan Parties to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article IX
Loan Guaranty

SECTION 9.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of the Lender that extended any portion of the Guaranteed Obligations.

SECTION 9.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 9.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations).

SECTION 9.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor, or any other Obligated Party other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 9.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Lender.

SECTION 9.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Obligated Party or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Obligated Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 9.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Obligated Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that the Lender shall not have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 9.08. Termination. The Lender may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 9.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Lender may have in respect of, any Default or Event of Default that shall exist under Section 7.01(o) hereof as a result of any such notice of termination.

SECTION 9.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such withholding been made.

SECTION 9.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 9.11. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 9.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 9.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification are owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 9.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

SECTION 9.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article IX is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 9.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 9.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 9.13 constitute, and this Section 9.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article X
The Borrower Representative

SECTION 10.01. Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article X. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower, provided that, in the case of a Revolving Loan, such amount shall not exceed Availability. The Lender and its respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 10.01.

SECTION 10.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lender to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 10.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 10.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement, describing such Default, and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Lender. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 10.05. Successor Borrower Representative. Upon the prior written consent of the Lender, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.

SECTION 10.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Lender the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificate and the compliance certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 10.07. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and compliance certificates required pursuant to the provisions of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWERS:

DRONE NERDS, LLC

By:	/s/ Rafael Sonder
Name:	Rafael Sonder
Title:	Chief Financial Officer

ANZU ROBOTICS, LLC

By:	/s/ Randall Warnas
Name:	Randall Warnas
Title:	Chief Executive Officer

OTHER LOAN PARTIES:

XTI DRONES HOLDINGS, LLC

By:	XTI Drones, LLC, Manager of XTI Drones Holdings, LLC

By:	By: XTI Aerospace, Inc., Sole Member of XTI Drones, LLC

By:	/s/ Brooke Turk
Name:	Brooke Turk
Title:	Chief Financial Officer of XTI Aerospace, Inc., on behalf of XTI Drones Holdings, LLC as the Sole Member of XTI Drones, LLC, which is the Manager of XTI Drones Holdings, LLC

DRONE NERDS TECH SAS LLC

By:	/s/ Rafael Sonder
Name:	Rafael Sonder
Title:	Chief Financial Officer

Signature Page to Credit Agreement

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Scott Cowan
Name:	Scott Cowan
Title:	Authorized Officer

Signature Page to Credit Agreement

EXHIBIT A-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DRONE NERDS, LLC, a Florida limited liability company (the “Company”), Anzu Robotics, LLC, a Delaware limited liability company (“Anzu”; the Company and Anzu, collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A. (the “Lender”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Lender and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Lender, and (2) the undersigned shall have at all times furnished the Borrower and the Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit A-1

EXHIBIT A-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DRONE NERDS, LLC, a Florida limited liability company (the “Company”), Anzu Robotics, LLC, a Delaware limited liability company (“Anzu”; the Company and Anzu, collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A. (the “Lender”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such lender in writing, and (2) the undersigned shall have at all times furnished such lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit A-2

EXHIBIT A-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DRONE NERDS, LLC, a Florida limited liability company (the “Company”), Anzu Robotics, LLC, a Delaware limited liability company (“Anzu”; the Company and Anzu, collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A. (the “Lender”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such lender and (2) the undersigned shall have at all times furnished such lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit A-3

EXHIBIT A-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DRONE NERDS, LLC, a Florida limited liability company (the “Company”), Anzu Robotics, LLC, a Delaware limited liability company (“Anzu”; the Company and Anzu, collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A. (the “Lender”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Lender and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Lender, and (2) the undersigned shall have at all times furnished the Borrowers and the Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit A-4